Exhibit 10.31

Execution Version

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH

“*****.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PURCHASE AGREEMENT

Dated as of February 27, 2008

between

UNIVISION COMMUNICATIONS INC.

and

UMG RECORDINGS, INC.

i

		Page
SECTION 10.05.	Severability	66
SECTION 10.06.	Counterparts	66
SECTION 10.07.	Assignment	67
SECTION 10.08.	Entire Agreement	67
SECTION 10.09.	Captions	67
SECTION 10.10.	Specific Performance	67
SECTION 10.11.	Expenses	67
SECTION 10.12.	Interpretation	67

APPENDIX A	Definitions
APPENDIX B	Key Artists
APPENDIX C	Key Songwriters
APPENDIX D	Selected Artists
SCHEDULE 1.01	Schedule of Securities and List of Companies
EXHIBIT A	Balance Sheet
EXHIBIT B	Advertising Package
EXHIBIT C	Non-Competition Agreement
EXHIBIT D-1	Trademark License Agreement
EXHIBIT D-2	Co-Existence Agreement
EXHIBIT E	Material Terms of Transition Services Agreement
EXHIBIT F	*****

PURCHASE AGREEMENT, dated as of February 27, 2008 (this “Agreement”), between UNIVISION COMMUNICATIONS INC., a Delaware corporation (“Seller”) and UMG Recordings, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller owns the UCI Recorded Music Business and the UCI Music Publishing Business that are conducted, among other names, under the “Univision Music Group” name (collectively, the “UCI Businesses”) and certain other related assets;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase, directly or indirectly, the UCI Businesses and certain other related assets; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Appendix A.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

SECTION 1.01. Securities; Advertising Package; Non-Competition Agreement. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase (i) all the securities listed on Schedule 1.01 (the “Securities”); (ii) the Advertising Package; and (iii) the Non-Competition Agreement. The entities listed on Schedule 1.01 are referred to in this Agreement individually as a “Company” and collectively as the “Companies.”

SECTION 1.02. Purchase Price. The aggregate purchase price for the Securities, the Advertising Package and the Non-Competition Agreement shall be One Hundred Forty Million Dollars ($140,000,000) (the “Purchase Price”) and shall be payable as follows: (i) One Hundred Million Dollars ($100,000,000) (the “Closing Payment”) shall be payable on the Closing Date; (ii) Eleven Million Five Hundred Thousand Dollars ($11,500,000) shall be payable on the first anniversary of the Closing Date; (iii) Twelve Million Five Hundred Thousand Dollars ($12,500,000) shall be payable on the second anniversary of the Closing Date; (iv) Six Million Dollars ($6,000,000) shall be payable on the third anniversary of the Closing Date; and (v) Ten Million Dollars ($10,000,000) shall be payable on the fourth anniversary of the Closing Date; provided, however, that if the applicable payment date for any of the foregoing payments is not a Business Day, then such payment date shall be extended to the immediately following Business Day. In addition, the Receivable Amount shall be payable on the Closing Date.

SECTION 1.03. Adjustment to Purchase Price.

(a) Inter-Company Liability. In the event that the Inter-Company Liability on the day prior to the Closing Date exceeds the Target Inter-Company Liability, the Purchase Price shall be increased by such excess amount. In the event that the Inter-Company Liability on the day prior to the Closing Date is less than the Target Inter-Company Liability, the Purchase Price shall be reduced by the amount by which the Target Inter-Company Liability exceeds the Inter-Company Liability on the day prior to the Closing Date.

(b) Determination of Inter-Company Liability. For purposes of this Agreement, increases in the Inter-Company Liability between the Balance Sheet Date and the day prior to the Closing Date may only occur as a result of (i) actual cash outlays made to third parties or liabilities to third parties incurred (in each case in accordance with this Agreement) in accordance with GAAP, by Seller for and on behalf of the Acquired Companies, during the period (and pro rated only for the period) from the Balance Sheet Date to the day prior to the Closing Date, relating to (w) payroll and related benefits for UCI Employees under the UCI Employee Plans, (x) salaries and benefits of Seller’s Mexico employees who are employed by Vision Latina, S.A. de C.V. (“Vision Latina”) and perform services exclusively for the Acquired Companies, and (y) audit, legal and other professional service fees directly related to the operations of the Acquired Companies (subject to the following sentence), and (ii) cash advances (which shall be made without interest) made to the Acquired Companies to permit the Acquired Companies to operate in the ordinary course of business and in accordance with the terms of this Agreement. Notwithstanding anything to the contrary, in no event shall there be any increase of the Inter-Company Liability (whether pursuant to clause (i) or (ii) of the foregoing sentence), or any payment by the Acquired Companies, on and after the Balance Sheet Date relating to (x) amounts (including costs and expenses) related to the Auction or otherwise related to entering into, negotiating or performing under this Agreement or any ancillary agreement, including, without limitation, ***** or (y) amounts (including costs and expenses) relating to Actions described in Section 9.02(a)(v) or Section 9.02(a)(vi). Decreases in the Inter-Company Liability may only occur as a result of cash transferred from the Acquired Companies to Seller during the period from the Balance Sheet Date to the day prior to the Closing Date, provided, however, that there shall be no such cash transfers if immediately following giving effect to such cash transfers the Acquired Companies would have less than $6,396,629 of cash and provided, further, however, that any such cash transfers may only be made on the last Business Day of a month during the period from the date hereof to the day prior to the Closing. For the avoidance of doubt, any determination of the amount of Inter-Company Liability on the day prior to the Closing Date for purposes of this Section 1.03 shall be made by reference to the amount of Inter-Company Liability outstanding on such date and shall be made immediately prior to the application of Section 6.09. The parties further agree that there shall be no changes in the Inter-Company Liability between the day prior to the Closing Date and the Closing.

(c) Preliminary Statement. Within ten (10) Business Days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Preliminary Statement”) containing in reasonable detail its determination of the Inter-Company Liability as of the day prior to the Closing Date, determined in accordance with Section 1.03(b). Purchaser shall give Seller reasonable access to the books, records and other materials of Acquired Companies to the extent related to Seller’s preparation of the Preliminary Statement.

(d) Final Adjustment. Within thirty (30) days after Purchaser receives the Preliminary Statement from Seller, Purchaser shall have the right, but not the obligation, to cause to be prepared and delivered to Seller a statement (the “Final Statement”) containing Purchaser’s determination of the Inter-Company Liability as of the day prior to the Closing Date in accordance with this Section 1.03. The Final Statement shall also include a calculation of the corresponding adjustment to the Purchase Price required by the final determination of the Inter-Company Liability as of the day prior to the Closing Date (the “Final Reconciliation Payment”), as well as a determination of whether the Final Reconciliation Payment is owed by Purchaser to Seller or vice versa pursuant to Section 1.03(a). If Purchaser fails to deliver such Final Statement within such thirty (30) day period, then the Preliminary Statement shall be deemed to be the “Final Statement.” Seller shall give Purchaser reasonable access to the books, records and other materials of Seller and its Affiliates (other than the Acquired Companies) to the extent related to Purchaser’s review of the Preliminary Statement or Purchaser’s preparation of the Final Statement. The Final Statement and the corresponding calculations of the Final Reconciliation Payment and the party owing the same shall be final and binding upon the parties to this Agreement unless Seller gives written notice of disagreement therewith (a “Dispute Notice”) to Purchaser within thirty (30) days after receipt of the Final Statement, specifying the specific line items in dispute and a reasonably detailed explanation of the nature and extent of such disagreement. If Purchaser and Seller mutually agree upon the Final Statement, as may be modified by a Dispute Notice, and the corresponding calculations of the Final Reconciliation Payment and the party owing the same within thirty (30) days after Purchaser’s receipt of any Dispute Notice, that agreement shall be final and binding upon the parties for the purposes of this Agreement. If Purchaser and Seller are unable to resolve any matters raised in a Dispute Notice within such period, the specific items in dispute shall be referred for final determination to the Los Angeles office of PricewaterhouseCoopers, or if they are for any reason unable or unwilling to accept such engagement, then to a mutually-agreeable, nationally-recognized accounting firm that is not the principal accounting firm regularly engaged by Purchaser or Seller (the “Accounting Firm”) whose scope of review shall be limited to whether the disputed items were prepared in a manner consistent with this Section 1.03 and whether there were errors of fact or mathematical errors in the Final Statement, and the resolution of that disagreement and the calculations by the Accounting Firm of the Final Reconciliation Payment and the party owing the same shall be final and binding upon the parties for purposes of this Agreement. The fees and disbursements of the Accounting Firm shall be paid by Purchaser and Seller as the Accounting Firm shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to it and, if the Accounting Firm does not make such a determination, Seller shall pay 50% and Purchaser shall pay 50%. The Final Reconciliation Payment shall be payable, without interest, by wire transfer of immediately available funds to a bank account designated in writing by the receiving party at least two (2) Business Days prior to the due date thereof and shall be paid within five (5) Business Days after the determination of the amount due.

ARTICLE II

Documentation and Closing

SECTION 2.01. The Closing. The Closing shall occur at the offices of Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Los Angeles, California 90067 at 10:00 a.m. (pst) on the fifth Business Day following the satisfaction or waiver of the conditions contained in Sections 2.02 and 2.03, other than those conditions that by their nature can be satisfied only on the Closing Date. The date on which the Closing occurs shall be called the “Closing Date.” At the Closing:

(a) Purchaser shall:

(i) pay or cause to be paid to Seller or its designees, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two Business Days prior to the Closing Date, cash in U.S. dollars in an amount equal to (x) the Closing Payment and (y) the Receivable Amount;

(ii) deliver to Seller a receipt for the Securities;

(iii) deliver to Seller a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date and certifying on behalf of Purchaser: (A) that attached thereto is a true, correct and complete copy of the certificate of incorporation and by-laws (or comparable constitutive documents) of Purchaser as in effect on the date of such certification; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors or comparable governing body (and any committees thereof) of Purchaser authorizing, to the extent applicable, the execution, delivery and performance of this Agreement and the purchase of the Securities, and that all such resolutions are still in full force and effect; and (C) the incumbency and specimen signature of all officers of Purchaser executing this Agreement or the certificates representing the Securities, and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of Purchaser as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii);

(iv) deliver to Seller certificates of the Secretary of State (or other applicable office) in the jurisdiction in which Purchaser is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of Purchaser and the certificate of incorporation (or comparable constitutive document) of Purchaser; and

(v) deliver to Seller the certificate required to be delivered pursuant to Section 2.03(a).

(b) Seller shall deliver to Purchaser:

(i) in respect of the Companies, certificates evidencing the Securities registered in the name of Purchaser or its nominee, in form reasonably satisfactory to Purchaser, with all required stock transfer Tax stamps affixed and free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates (other than the Acquired Companies);

(ii) a receipt for the Closing Payment and the Receivable Amount;

(iii) a certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date and certifying on behalf of Seller: (A) that attached thereto is a true, correct and complete copy of the certificate of incorporation and by-laws of Seller as in effect on the date of such certification; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors (and any committees thereof) of Seller authorizing, to the extent applicable, the execution, delivery and performance of this Agreement and the sale and delivery of the Securities, and that all such resolutions are still in full force and effect; and (C) the incumbency and specimen signature of all officers of Seller executing this Agreement or the certificates representing the Securities, and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii);

(iv) certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which Seller and each Acquired Company is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of such entities and the certificate of incorporation (or comparable constitutive document) of such entities;

(v) corporate minute books and stock register/transfer ledgers (or equivalents) of each of the Acquired Companies, including the original certificates representing the capital stock or other ownership interest in each Acquired Company (to the extent certificated);

(vi) the certificate required to be delivered pursuant to Section 2.02(a);

(vii) a list, by physical location and certified by an executive officer of Seller, of (A) ***** of each artist identified on Section 2.01(b)(vii)(A) of the Seller Disclosure Letter and (b) ***** of each artist listed on Section 2.01(b)(vii)(B) of the Seller Disclosure Letter, it being agreed that all ***** described in the foregoing clause (a) and (b) shall be in the possession and control of the Acquired Companies as of the Closing;

(viii) Seller’s and/or its Affiliates’ (as applicable) duly executed counterpart to the Advertising Package, substantially in the form attached hereto as Exhibit B;

(ix) Seller’s duly executed counterpart to that certain Non-Competition Agreement, substantially in the form attached hereto as Exhibit C (the “Non-Competition Agreement”);

(x) Seller’s duly executed counterpart to that certain Trademark License Agreement, substantially in the form attached hereto as Exhibit D-1 and Seller’s duly executed counterpart to that certain Co-Existence Agreement, substantially in the form attached hereto as Exhibit D-2;

(xi) assignments to the applicable Acquired Companies or other assignee, as determined by Purchaser, and all applicable corrections of title to reflect the ownership by the applicable Acquired Companies or such other assignee, and recordations, as set forth on Section 2.01(b)(xiii) of the Seller Disclosure Letter, of the same with the appropriate Persons, of UCI Owned Intellectual Property Rights and UCI Licensed Intellectual Property Rights that are currently in the name or DBA of Seller or its Affiliates (other than the Acquired Companies) and are not held of record in the name of any Acquired Company (including domain names and registrations and applications for registration of Intellectual Property Rights), including, without limitation, any such Intellectual Property Rights identified by Purchaser in writing to Seller prior to the Closing and the Intellectual Property Rights set forth on Section 2.01(b)(xiii) of the Seller Disclosure Letter, but not including (a) the marks and domain names licensed to Purchaser and its Affiliates pursuant to the Trademark License Agreement or (b) the Intellectual Property Rights in which no Acquired Company shall have any interest from and after the Closing Date, all of which such Intellectual Property Rights are specified as “Non-Deliverables” on Section 2.02(b)(xi) of the Seller Disclosure Letter,; it being agreed that fully and duly executed (and, if applicable, notarized) original documents that evidence such assignments and corrections of title which are properly prepared and properly filed with all applicable governmental and other agencies or Persons prior to the Closing Date shall satisfy the condition set forth in this clause (xi), provided, further that the costs and expenses of effecting all such assignments, corrections of title and filings (including, without limitation, obtaining from all applicable agencies and entities proof of the proper recordation, where available, of all such assignments, corrections of title and filings and delivering same to Purchaser), whether such costs and expenses arise before or after the Closing, shall be borne by Seller and not any Acquired Company or Purchaser;

(xii) duly signed resignations, effective immediately after the Closing, of all directors of any Acquired Company who are employees of, or who otherwise perform services for, Seller or any of its Affiliates (other than the Acquired Companies);

(xiii) assignments to the applicable Acquired Companies (or other assignee as determined by Purchaser) in a form reasonably satisfactory to Purchaser of the Contracts and Rights listed on Section 2.01(b)(xiii) of the Seller Disclosure Letter and any other Contracts and Rights that relate to the UCI Businesses but are not owned directly or indirectly by any Acquired Company, including, without limitation, any such Contracts and Rights identified by Purchaser in writing to Seller prior to the Closing;

(xiv) lien releases in a form reasonably satisfactory to Purchaser with respect to the liens identified on Section 3.14 of the Seller Disclosure Letter;

(xv) evidence in a form reasonably satisfactory to Purchaser of the termination or amendment, without any liability to Purchaser or any Acquired Company, of the Contracts listed on Section 3.10(c)(i) of the Seller Disclosure Letter and identified thereon as subject to termination or amendment, as the case may be, as of the dates and in the manner set forth on such Section of the Seller Disclosure Letter;

(xvi) fully executed originals of each of the *****; and

(xvii) fully executed mutual noninterference letter in connection with ancillary documents.

SECTION 2.02. Purchaser Closing Conditions. The obligation of Purchaser to consummate the Closing is subject to the satisfaction or waiver by Purchaser of the following further conditions:

(a) the representations and warranties of Seller contained in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and accurate in all respects and (ii) that are not so qualified shall be true and accurate in all material respects, at and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date). The covenants and agreements contained in this Agreement to be complied with by Seller or the Acquired Companies at or before the Closing shall have been complied with in all material respects. Purchaser shall have received a certificate from Seller signed by an executive officer thereof with respect to the matters described in this Section 2.02(a);

(b) any waiting period (and any extension thereof) under (i) the HSR Act or (ii) the Mexican Federal Competition Law applicable to the purchase of the Securities contemplated hereby shall have expired or shall have been terminated;

(c) no Action shall be pending by any Governmental Authority against Purchaser or Seller seeking to restrain the Transactions;

(d) there shall not be pending any Law or Governmental Order directing that the Transactions not be consummated or which has the effect of rendering it unlawful to consummate such Transactions;

(e) since the Balance Sheet Date, there shall not have occurred a Material Adverse Effect; and

(f) Purchaser shall have received duly executed copies or originals, as applicable, of the closing deliveries set forth in Section 2.01(b), and such documents shall be in full force and effect.

SECTION 2.03. Seller Closing Conditions. The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller of the following further conditions:

(a) the representations and warranties of Purchaser contained in this Agreement (i) that are qualified as to materiality or material adverse effect shall be true and accurate in all respects and (ii) that are not so qualified shall be true and accurate in all material respects, at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date). The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects. Seller shall have received a certificate from Purchaser signed by an executive officer thereof with respect to the matters described in this Section 2.03(a);

(b) any waiting period (and any extension thereof) under (i) the HSR Act or (ii) the Mexican Federal Competition Law applicable to the purchase of the Securities contemplated hereby shall have expired or shall have been terminated;

(c) no Action shall be pending by any Governmental Authority against Purchaser or Seller seeking to restrain the Transactions;

(d) there shall not be pending any Law or Governmental Order directing that the Transactions not be consummated or which has the effect of rendering it unlawful to consummate such Transactions; and

(e) Seller shall have received duly executed copies of the closing deliveries set forth in Section 2.01(a), and such documents shall be in full force and effect.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Purchaser that, except as specifically set forth in the applicable section (or other section(s) to the extent it is reasonably apparent on its face that such other section(s) apply to the applicable section) of that certain letter, dated as of the date of this Agreement from Seller to Purchaser (the “Seller Disclosure Letter”), that corresponds to the sections below:

SECTION 3.01. Organization. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Acquired Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, which jurisdiction is set forth in the Seller Disclosure Letter, and has the requisite power to own its properties and to carry on its business as it is now being conducted. Each of the Acquired Companies is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (and Section 3.01 of the Seller Disclosure Letter lists each such jurisdiction with respect to each Acquired

Company), except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws (or comparable constitutive documents) of Seller and each of the Acquired Companies have been made available to Purchaser.

SECTION 3.02. Authority; Enforceability. Seller and each of its Subsidiaries (including the Acquired Companies) has the corporate power and authority to execute and deliver this Agreement and all other Seller Documents to which Seller or such Subsidiary is, or is specified to be, a party and perform its obligations hereunder and thereunder. The execution and delivery by Seller and each of its Subsidiaries of this Agreement and all other Seller Documents to which Seller or such Subsidiary is, or is specified to be, a party and the performance by Seller and such Subsidiary of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Seller and each of its Subsidiaries. This Agreement and all other Seller Documents have been (or will have been, as of the Closing) duly executed and delivered by Seller and, as applicable, its Subsidiaries and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, each constitutes (or will constitute, as of the Closing) a legal, valid and binding agreement of Seller and, as applicable, its Subsidiaries, enforceable against Seller and, as applicable, its Subsidiaries in accordance with its terms.

SECTION 3.03. Non-Contravention. The execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Seller Documents to which Seller or such Subsidiary is, or is specified to be, a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or comparable constitutive documents) of Seller or such Subsidiary, as applicable, or any resolution which may have been adopted by the board of directors (or comparable governing body) of Seller or such Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the UCI Businesses, any Acquired Company or any of their assets or properties or (c) other than with respect to government consents as are described in Section 3.04(a), conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would conflict with or become a breach or default) under, require any consent or the giving of notice under, or give to others any right to exercise any remedy under, or any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on the UCI Businesses or any of the assets or properties of any Acquired Company pursuant to, any Contract to which Seller or any Acquired Company is a party or by which any of their respective properties or assets is bound or affected, except with respect to clause (c) for any such conflict, violation, breach, default, consent, right of termination, amendment or acceleration or Encumbrance as would not have, in each case, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04. Governmental Consents. (a) The execution, delivery and performance by Seller and each of its Subsidiaries of this Agreement and the Seller Documents to which Seller or such Subsidiary is, or is specified to be, a party do not and will not require any consent, approval, authorization or other Governmental Order of, action by, filing with or notification to any Governmental Authority, except for (i) the filing of a notification and report form under the HSR Act, (ii) the filing of a notification form under the Mexican Federal Competition Law, (iii) all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either party with or from any Governmental Authority responsible for enforcement of antitrust Law (including the DOJ and the MFCC) in order to consummate the Transactions, all of which such filings, consents, approvals and authorizations are set forth on Section 3.04(a) of the Seller Disclosure Letter, (iv) those that may be required as a result of the nature of the business or ownership of Purchaser and (v) those the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Neither the UCI Businesses nor the Acquired Companies have any sales of Music Assets during their most recent fiscal year in any jurisdiction other than the United States or Mexico, excluding any and all sales of Music Assets made by Purchaser and/or any of its Affiliates.

SECTION 3.05. Capitalization of the Companies. (a) The Seller Disclosure Letter sets forth, for each of the Companies, (i) the entire authorized securities of each such Company, and (ii) the number of issued and outstanding securities of each such Company. All of such issued and outstanding securities have been duly authorized, validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, the Securities Act or other applicable Law, and are owned of record and beneficially by Seller as set forth in the Seller Disclosure Letter, free and clear of any Encumbrances (other than Permitted Encumbrances). There are no other outstanding shares, limited liability company interests, options, warrants, calls, rights or commitments or any other agreements of any character to which a Company or any of its Subsidiaries is a party or by which a Company or any of its Subsidiaries is bound obligating a Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, a Company or any of its Subsidiaries or obligating a Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights for which any Acquired Company has or will have any Liability.

(b) The transfer and delivery of the Securities by the Seller to Purchaser as contemplated by this Agreement shall transfer good and valid title to the Securities (and all equity interests in each Subsidiary of the Companies) to Purchaser, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates (other than the Acquired Companies).

SECTION 3.06. Subsidiaries. Set forth in Section 3.06(a) of the Seller Disclosure Letter is the number of authorized, issued and outstanding shares of capital stock, ordinary shares, partnership interests, membership interests or other ownership interests of each Subsidiary of the Companies and the record holder(s) thereof. Except for the Companies and their Subsidiaries, there is no Person in which any Company directly or indirectly owns any material equity or other ownership interest. All the outstanding shares of capital stock, ordinary shares, partnership interests, membership interests or other ownership interests, as applicable, of each Subsidiary listed in the Seller Disclosure Letter are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned of record by one of the Companies or its Subsidiaries free and clear of any Encumbrances. There are no other outstanding shares of capital stock, partnership interests, membership interests, other ownership interests, options, warrants, calls, rights or commitments or any other agreements of any character relating to dividend or other distribution rights or to the sale, allotment, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock, share capital, partnership interests, membership interests or other ownership interests, as applicable, of any such Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock, share capital, partnership interests, membership interests or other ownership interests, as applicable, of any such Subsidiary. Except for the Other Activities, none of Seller or any of its Affiliates (other than the Acquired Companies) are engaged in the Recorded Music Business or the Music Publishing Business. None of Seller or any of its Affiliates (other than the Acquired Companies) own or control any assets, properties or rights used in the UCI Businesses other than the Non-Music Assets. None of the results of the Other Activities or the Non-Music Assets is included in any of the Financial Statements.

SECTION 3.07. Financial Statements. (a) The unaudited financial statements consisting of the balance sheet of Disa LLC, a Delaware limited liability company (“Disa LLC”), as of the Balance Sheet Date, and the related unaudited statements of income for Disa LLC for the nine months ended as of the Balance Sheet Date, included in the Seller Disclosure Letter, fairly present in conformity with generally accepted accounting principles in the United States (“GAAP”), applied on a consistent basis, the consolidated financial position of Disa LLC as of the date thereof and its results of operations for the period then ended, subject to normal year-end adjustments in the case of any unaudited interim financial statements, which will not be material. Disa Holdco LLC, a Delaware limited liability company (“Disa Holdco”) is and has always been a holding company that has no business operations and that owns no assets or properties, and has no liabilities, other than to the extent of its ownership of 50% of the total equity of Disa LLC.

(b) The audited financial statements consisting of the balance sheets of Disa LLC as of December 31, 2005 and as of December 31, 2006, and the related audited statements of income and other statements included within such audited financials for Disa LLC for the fiscal years then ended, included in the Seller Disclosure Letter, fairly present in conformity with GAAP, applied on a consistent basis, the financial position of Disa LLC on a consolidated basis as of the dates thereof and its results of operations for the periods then ended.

(c) The unaudited financial statements consisting of the balance sheet of Univision Music LLC, a Delaware limited liability company (“Univision Music

LLC”), as of the Balance Sheet Date, and the related unaudited statements of income for Univision Music LLC for the nine months ended as of the Balance Sheet Date, included in the Seller Disclosure Letter, fairly present in conformity with GAAP, applied on a consistent basis, the financial position of Univision Music LLC as of the date thereof and its results of operations for the period then ended, subject to normal year-end adjustments in the case of any unaudited interim financial statements, which will not be material.

(d) The unaudited financial statements consisting of the balance sheets of Univision Music LLC as of December 31, 2005 and as of December 31, 2006, and the related unaudited statements of income for Univision Music LLC for the fiscal years then ended, included in the Seller Disclosure Letter, fairly present in conformity with GAAP, applied on a consistent basis, the financial position of Univision Music LLC as of the date thereof and its results of operations for the period then ended.

(e) The unaudited financial statements consisting of the balance sheet of the Acquired Companies on a consolidated basis as of the Balance Sheet Date (the “Balance Sheet”), and the related unaudited statements of income for the Acquired Companies on a consolidated basis for the nine months ended as of the Balance Sheet Date, included in the Seller Disclosure Letter, fairly present in conformity with GAAP, applied on a consistent basis, the financial position of the Acquired Companies as of the date thereof and their results of operations for the period then ended, subject to normal year-end adjustments in the case of any unaudited interim financial statements, which will not be material.

(f) The unaudited financial statements consisting of the balance sheet of the Acquired Companies on a consolidated basis as of December 31, 2005 and December 31, 2006, and the related unaudited statements of income for the Acquired Companies on a consolidated basis for the years then ended, included in the Seller Disclosure Letter, fairly present in conformity with GAAP, applied on a consistent basis, the financial position of the Acquired Companies as of the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments in the case of any unaudited interim financial statements which will not be material.

(g) The unaudited management report for the Acquired Companies on a consolidated basis for the fiscal month and year ended December 31, 2007, included in the Seller Disclosure Letter, fairly presents the financial position of the Acquired Companies on a consolidated basis as of the date thereof and their results of operations for the period then ended and has been prepared using principles and policies consistent with the audited, consolidated financial statements of the Acquired Companies, except that such unaudited management report does not include disclosures required under GAAP.

(h) The information set forth on the financial statements referenced in clauses (a)-(g) above (the “Financial Statements”) and the books and records of the Acquired Companies are true, correct and complete in all material respects. Each transaction is, in all material respects, properly and accurately recorded on the books and records of the Acquired Companies. The Acquired Companies maintain a system of internal accounting controls that is adequate to provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as is necessary to permit the preparation of the Acquired Companies’ financial statements and maintain accountability for the assets and properties of the Acquired Companies; and (iii) liabilities are properly recorded when incurred. Upon delivery of the books and Files and Records contemplated under Section 6.06(c), all of the books and Files and Records of the Acquired Companies will be in the possession and exclusive and direct control of the Acquired Companies. The books and Files and Records of the Acquired Companies have been maintained in the ordinary course of business and in good order, and they are adequate for the operations of the UCI Businesses. The financial performance of the UCI Businesses is summarized in the consolidated financial statements of the Acquired Companies included in the Seller Disclosure Letter.

(i) Section 3.07(i) of the Seller Disclosure Schedule sets forth a true, correct and complete copy of the Acquired Companies’ artist study as of the year ended December 31, 2006 and as of the nine-month period ended as of the Balance Sheet Date, which accurately presents the respective royalty account positions of the Key Artists and Key Songwriters.

(j) Since the Balance Sheet Date, there have been no distributions of cash or other property from any of the Acquired Companies to Seller or any of its other Affiliates except in compliance with Section 1.03(b). Each of the line items described on the Balance Sheet as “Cash” and “Accounts Receivable” are true and correct in all respects as of the Balance Sheet Date.

SECTION 3.08. Absence of Certain Changes. Since June 30, 2007, except as otherwise contemplated or permitted by this Agreement, the UCI Businesses have been conducted in the ordinary course of business consistent with past practice, and there has not been a Material Adverse Effect. Since June 30, 2007, to Seller’s knowledge, the Acquired Companies have used their reasonable efforts to maintain relations with artists, songwriters, customers, licensors, vendors, employees and others having business dealings with any of the Acquired Companies, and to keep in full force and effect, without amendment, all material Rights relating to the UCI Businesses. Since June 30, 2007, each Acquired Company has paid its obligations as they came due (except for obligations being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Balance Sheet) except where the failure to have paid such obligations would not, individually or in the aggregate, have a Material Adverse Effect, and Seller has no knowledge of any failure by any Acquired Company to pay any such obligations (regardless of whether such failure would or would not, individually or in the aggregate, have a Material Adverse Effect). Without limitation of any of Seller’s other representations and warranties set forth in this Agreement, since the Balance Sheet Date, the Acquired Companies have established and maintained the unknown publisher liabilities in their financial statements consistent with past practice.

SECTION 3.09. No Undisclosed Material Liabilities. None of the Acquired Companies has (a) any Liability that would be required to be disclosed in a balance sheet for such Acquired Company prepared in accordance with GAAP or in the notes thereto, or (b) to Seller’s knowledge, any other Liabilities, in each case, other than Liabilities (i) reflected in the Balance Sheet or (ii) incurred after the Balance Sheet Date in the ordinary course of the UCI Businesses.

SECTION 3.10. Contracts. The Seller Disclosure Letter lists each of the following categories of Contracts (collectively, the “Material Contracts”), and true, correct and complete copies of all Material Contracts to which any of the Acquired Companies is a party or by which any Acquired Company is bound or otherwise relating to the UCI Businesses have been made available by Seller to Purchaser:

(a) Contract (i) containing a covenant limiting the freedom of any Acquired Company (or Purchaser or its Affiliates after the Closing) to engage in any line of business in any geographic area or to compete with any Person or (ii) containing any “change in control” or similar provision that could result in a Liability or other Loss of $100,000 or more as a result of the consummation of the Transactions;

(b) UCI Employment Agreement that has (i) annual guaranteed cash compensation and other benefits (or severance) in excess of $100,000 and is not terminable by the relevant Acquired Company by notice of not more than 90 days for a cost of less than $100,000; or (ii) any severance Liabilities;

(c) Contract with (i) Seller or any Affiliate of Seller (other than any Acquired Company) or (ii) any current or former officer, director or employee of Seller (or any Affiliate of Seller) or any Acquired Company (other than UCI Employment Agreements covered by clause (b) above);

(d) Contract under which (i) any Person (other than any Acquired Company) has directly or indirectly guaranteed Liabilities of any Acquired Company or (ii) any Acquired Company has directly or indirectly guaranteed Liabilities of any Person (other than any Acquired Company) (in each case, which guarantee obligation exceeds $100,000 individually or $500,000 in the aggregate);

(e) Contract that contains an obligation on the part of any Acquired Company to utilize Manufacturing services or Distribution services, other than a Contract that is terminable without penalty or other Liability on no more than 90 days’ notice by the relevant Acquired Company;

(f) Contract creating an Encumbrance upon any assets that are material, individually or in the aggregate, to the UCI Businesses, taken as a whole, or upon any capital stock or other ownership interests in any Acquired Company;

(g) power of attorney or similar instrument (other than immaterial ones made in the ordinary course of business);

(h) Contract (other than this Agreement) for the sale of any of the assets of the UCI Businesses (including any capital stock or other ownership interest in any Acquired Company) after the date hereof (other than sales of Phonorecords in the ordinary course of the UCI Businesses consistent with past practice);

(i) Contract providing for indemnification by the relevant Acquired Company of any Person with respect to Liabilities relating to any current or former business of the relevant Acquired Company or any predecessor Person;

(j) Contract relating to all (or a material Contract relating to any part) of the UCI Owned Intellectual Property Rights or the UCI Licensed Intellectual Property Rights (including any license or other agreement under which the relevant Acquired Company is licensee or licensor of any Intellectual Property Rights), other than Artist Contracts, Production/Label Contracts and Music Publishing Contracts;

(k) Contract under which any Acquired Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness of any Acquired Company (“Debt Arrangements”) (it being understood and agreed that, as of the Closing Date, none of the Acquired Companies shall be party to or otherwise bound by any Debt Arrangements except for Inter-Company Liabilities to the extent permitted under Section 1.03(b));

(l) Contract under which any relevant Acquired Company has, directly or indirectly, made or may be required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the ordinary course of the UCI Businesses consistent with past practices and set forth on the Balance Sheet), in any such case which such advance, loan, extension of credit, capital contribution or other investment, individually, is in excess of $100,000, other than Artist Contracts, Production/Label Contracts and Music Publishing Contracts;

(m) collective bargaining agreement, workers’ council agreement or other labor union agreement covering UCI Employees;

(n) Contract requiring expenditures in excess of $100,000, other than (i) Artist Contracts, Production/Label Contracts and Music Publishing Contracts and (ii) Contracts that are cancellable or terminable with no more than 30 days’ notice by any Acquired Company without penalty;

(o) real property leases and subleases to which any Acquired Company is party (whether as tenant, sublandlord or subtenant or otherwise);

(p) policies of insurance whereby an Acquired Company is the policy holder;

(q) joint venture or similar arrangements;

(r) Contract with any Subagent;

(s) Contracts with collection or publishing or music rights societies;

(t) Contracts (other than Artist Contracts and Production/Label Contracts) under which any Acquired Company is required to provide television or radio advertising support;

(u) Artist Contracts, Production/Label Contracts and Music Publishing Contracts under which any Acquired Company has, directly or indirectly, made or may be required to make any loan (other than artist advances), extension of credit or capital contribution to, or other investment in, any Person, which such loan, extension of credit, capital contribution or other investment, individually, is in excess of $100,000; or

(v) Contract, other than as set forth above and other than Artist Contracts, that is material to the UCI Businesses, taken as a whole, including without limitation Production/Label Contracts and Music Publishing Contracts.

Each Contract to which any Acquired Company is a party or to which it is otherwise bound (collectively, including without limitation the Material Contracts and Acquisition Documents, the “Company Contracts”) constitutes in all material respects a legal, valid and binding agreement, enforceable against the other parties thereto in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and limitations on the remedy of specific performance). Each Acquired Company has performed in all material respects the terms, covenants and conditions on its part contained in all Company Contracts (including without limitation all Artist Contracts, Production/Label Contracts and Music Publishing Contracts) which are required to be performed on or prior to the Closing Date. No Acquired Company is in default under, or in violation or breach of, in each case in any material respect, any of the Company Contracts. No Acquired Company has received (or given) any written notice that it (or any other party thereto) is in material default under or in material violation or breach of any Company Contract, or that any party thereto intends to or has claimed a right to cancel, rescind or claim a breach of or default under any provision thereof. Without limitation of the foregoing, all royalties, advances, obligations and contractual benefits due to any third party pursuant to such Contracts have been paid to all third parties due the same, including, without limitation, all recording artists, producers, musicians, songwriters, composers, music publishers, income participants and other Persons to which any Acquired Company is required to pay royalties pursuant to Artist Contracts, Production/Label Contracts, Music Publishing Contracts, mechanical licenses or other Contracts.

SECTION 3.11. Recorded Music Business and Music Publishing Business.

(a) The Seller Disclosure Letter lists (i) each Artist Contract or Production/Label Contract (A) as to which the term of such Contract is in effect as of the date hereof and which relates to the acquisition of rights in any Acquired Company Masters delivered by a Key Artist or license of rights in any Acquired Company Masters from a third party to an Acquired Company, or (B) as to which the term of such Contract is in effect (or has terminated or otherwise expired) as of the date hereof and which relates to the acquisition or license of rights in any Acquired Company Masters of any of the Selected Artists; (ii) the Contracts pursuant to which any rights are granted (other than to an Acquired Company) with respect to (AA) all or substantially all of the Acquired Company Masters of the UCI Recorded Music Business as a whole, or all or substantially all of the Acquired Company Masters of any record label of the UCI Recorded Music Business, or (BB) all or substantially all of the Acquired Company Compositions of the UCI Music Publishing Business as a whole, or all or substantially all of the Acquired Company Compositions of a music publishing division of the UCI Music Publishing Business; (iii) the Contracts pursuant to which any exclusive rights are granted by an Acquired Company to a third party (other than an Acquired Company) with respect to any of the Selected Compositions; (iv) the Key Composition Agreements; and (v) each Recording and album embodying Owned Acquired Company Masters that is part of or related to the UCI Businesses that is subject to the Contract identified on Section 3.11(a)(v) of the Seller Disclosure Schedule and with respect to each such Recording and/or album, the territory to which such Recording and/or album is subject under such Contract; and true, correct and complete copies of all such Contracts identified in the foregoing clauses (i), (ii), (iii) and (iv) have been made available by Seller to Purchaser. Section 3.11(a)(KeyComp) of the Seller Disclosure Letter also sets forth a true, correct and complete list of each of the Key Compositions, and Section 3.11(a)(SelectComp) of the Seller Disclosure Letter sets forth a true, correct and complete list of each of the Selected Compositions. The total Net Publisher’s Share of Income that the Acquired Companies were entitled to retain with respect to the Acquired Company Compositions pursuant to the Music Publishing Contracts during the fiscal year ended December 31, 2005 was *****, during the fiscal year ended December 31, 2006 was *****, and for the nine months ended as of the Balance Sheet Date was *****.

(b) Section 3.11(b) of the Seller Disclosure Letter lists the Recordings that, to the Seller’s knowledge, sold more than One Hundred Thousand (100,000) units for each of the fiscal years ended December 31, 2005 and December 31, 2006, net of returns or credits.

(c) The total recoupable advances and non-recoupable payments collectively paid to third parties by the Acquired Companies during each of the UCI Businesses’ fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006 did not exceed ***** in any such fiscal year, and none of the Acquired Companies, individually or collectively, have committed to make total recoupable advances and non-recoupable payments in excess of ***** for either of the fiscal years ended December 31, 2007 or December 31, 2008. Section 3.11(c) of the Seller Disclosure Letter sets forth a true and complete list of each unrecouped advance balance in connection with advances paid by an Acquired Company (or any other Person in connection with the UCI Businesses) to any artist, songwriter, music publisher or other Person who would otherwise be entitled to royalties that remains unrecouped as of the Balance Sheet Date.

(d) (i) The following music publishing entities are affiliated publisher members of the American Society of Composers, Authors and Publishers (“ASCAP”): (A) Edimonsa Corporation, a Texas corporation, (B) Univision Songs Inc., a Delaware corporation, and (C) Fonomusic, Inc., a California corporation d/b/a Fonomax Music Publishing.

(ii) The following music publishing entities are affiliated publisher members of Broadcast Music, Inc. (“BMI”): (A) Disa Latin Publishing LLC, a Delaware limited liability company, (B) Fonohits Music Publishing, Inc., a California corporation, and (C) Songs of Univision Inc., a Delaware corporation.

(iii) Univision Melodies, Inc., a Delaware corporation, is an affiliated publisher member of SESAC (“SESAC”).

(iv) The following music publishing entities are affiliated publisher members of Sociedad de Autores y Compositores de México (“SACM”): (A) Univision Music Publishing Mexico S.A. de C.V., a Mexican corporation, (formerly known as America Musical S.A. de C.V.), and (B) Edimonsa EM, S. de R.L. de C.V., a Mexican limited liability company (which is the successor in interest to the rights of Edimonsa Editora Monterrey, S.A.).

(v) The music publishing entity Fonomusic, Inc., a California corporation, is not currently an affiliated publisher member of a performing rights society or other music rights society under the name “Fonomusic, Inc.” by itself, but such entity is a legal entity in good standing that owns and administers and is entitled to own and administer Rights in Acquired Company Compositions (and, for the avoidance of doubt, as indicated in Section 3.11(d)(i)(C) above, Fonomusic, Inc., a California corporation, d/b/a Fonomax Music Publishing, is a music publishing entity that is an affiliated publisher member of ASCAP, and such entity owns and administers and is entitled to own and administer Rights in certain Acquired Company Compositions).

(vi) The entities listed in the foregoing provisions of this Section 3.11(d) constitute all of the entities engaged in the Music Publishing Business that are owned, in whole or in part, directly or indirectly, by Seller. To Seller’s knowledge, each such membership is in good standing. To Seller’s knowledge, none of the Acquired Companies or Subsidiaries is a party to any ASCAP, BMI, SESAC or SACM grievance procedure.

(e) None of the Music Assets constitute Approval Assets or First-Refusal Assets, and there are no Restrictions on any of the Acquired Companies, other than such Approval Assets, First Refusal Assets and Restrictions that would not have, individually or in the aggregate, a Material Adverse Effect.

(f) All royalties and other payments or credits due or to become due to recording artists, producers, songwriters, composers and/or any other Person with respect to any of the Music Assets as the result of any income received by or on behalf of or credited to Seller or its Affiliates (including any Acquired Company) have been timely paid or credited to the Persons entitled to receive those royalties and/or other payments or credits, and if any such royalties and/or other payments or credits are not yet payable or creditable as of the Closing Date, such royalties and other payments and credits are properly reflected as a liability on the Balance Sheet for which adequate reserves have been established except as would not have, individually or in the aggregate, a Material Adverse Effect.

(g) None of the Acquired Companies has received any advance (whether pursuant to a Company Contract or otherwise) that remains unrecouped as of the Balance Sheet Date, and neither Seller nor any of its other Affiliates has received any such advance in connection with the UCI Businesses.

(h) The value of all payments and other benefits made or due by the Acquired Companies (or otherwise in connection with the UCI Businesses) in connection with the “Independent Promotion Agreements” listed on Section 3.10(j) of the Seller Disclosure Letter and all other similar Contracts does not exceed, in the aggregate (i) ***** for the period from the Balance Sheet Date through December 31, 2007 and (ii) ***** in any month since January 1, 2008 up to and including the month in which the Closing occurs.

SECTION 3.12. Compliance with Laws and Court Orders. The UCI Businesses have been and are being conducted in compliance in all material respects with all applicable Laws. Neither Seller nor any of its Subsidiaries (including the Acquired Companies) nor any of their employees or their respective agents or representatives (to the extent such agents and representatives have been directed or their actions authorized by the Acquired Companies) have taken any action (or failed to take any action) that, with or without notice or lapse of time, constitutes or will constitute or will result in a violation of any Law that would have a Material Adverse Effect, or that gives or will give rise to any obligation on the part of the Purchaser or any Acquired Company to undertake or bear any cost or remedial action of any sort that would have a Material Adverse Effect. All material UCI Permits that are required for each of the Acquired Companies to operate the UCI Businesses have been issued to the Acquired Companies, and such UCI Permits are in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the UCI Permits would not have individually or in the aggregate, a Material Adverse Effect, and no proceeding is pending or, to Seller’s knowledge, threatened to revoke or limit any thereof. There are no Governmental Orders applicable to the Acquired Companies or the UCI Businesses.

SECTION 3.13. Litigation. There is no Action pending against, or, to the knowledge of Seller, threatened against any Acquired Company, or otherwise relating to the business, operations, employees or agents of any Acquired Company, before any court, arbitrator or other body or before or by any Governmental Authority that could be material to the business or operations of any Acquired Company or with respect to which any insurance provider has not acknowledged coverage. Neither Seller nor any of its Affiliates has asserted or threatened to assert any Action against any Acquired Company in connection with any of the Contracts listed on Section 3.10(c) of the Seller Disclosure Letter, nor has Seller or any of its Affiliates assigned or otherwise transferred their respective rights to any such Actions in connection with any such Contracts.

SECTION 3.14. Title. (a) The Acquired Companies have, free and clear of all Encumbrances, good and valid fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible, including without limitation the Music Assets) owned, leased, used or held for use by the Acquired Companies or otherwise used in the UCI Businesses, other than the Non-Music Assets and those properties or assets: (i) as are no longer used or useful in the ordinary course of business of the UCI Businesses, (ii) as have been disposed of in the ordinary course of business or (iii) for which the absence of such title or leasehold interest would not have, individually or in the aggregate, a Material Adverse Effect. Without limitation of the foregoing, each Music Asset owned or used, as of the date hereof and immediately prior to the Closing, by any Acquired Company or otherwise related to the UCI Businesses will be owned or available for use by Purchaser and the Acquired Companies on identical terms and conditions from and after the Closing as were available to the Acquired Companies prior to the Closing. All the fixed assets used or held for use in the UCI Businesses are in all material respects in good condition and working order (reasonable wear and tear excepted) and suitable for the operation of the UCI Businesses.

(b) As of the Closing Date, the Acquired Companies shall have in their possession or control (x) ***** of each artist identified on Section 2.01(b)(vii)(A) of the Seller Disclosure Letter and (y) ***** of each artist listed on Section 2.01(b)(vii)(B) of the Seller Disclosure Letter. The parties agree that the lists of ***** referenced in the foregoing two sentences do not constitute a complete list of all ***** that are owned by the Acquired Companies (and will be owned by the Purchaser following the Closing) and, accordingly, are not intended to, and shall not, limit in any way Seller’s representations, warranties and covenants (or Purchaser’s remedies) under this Agreement.

SECTION 3.15. Sufficiency of the Securities and Assets. The Securities conveyed to Purchaser under this Agreement constitute all of the equity interests directly or indirectly owned and held by Seller in the Acquired Companies, and such conveyance shall convey to Purchaser the Rights to all of the assets, properties and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed used or held by the Acquired Companies or otherwise used in the UCI Businesses (including, without limitation, all of the equity interests in each of the Acquired Companies and the Music Assets) other than the Non-Music Assets. The Securities, together with such Rights, constitute all of the assets, properties, businesses and Rights (i) that are related to, used or held for use in connection with the UCI Businesses and (ii) that are required for the continued conduct of the UCI Businesses in a commercially reasonable manner and as currently conducted. Other than the UCI Businesses (the Rights to which Seller shall fully convey to Purchaser pursuant to this Agreement) and the Other Activities, neither Seller nor any of its Affiliates (other than the Acquired Companies) are engaged in the Recorded Music Business or the Music Publishing Business or otherwise own or control any Rights related to, used or held for use in the UCI Businesses. As of immediately prior to the Closing, Seller has (or has caused) all assets and properties other than the Non-Music Assets relating to or held for use in the conduct of the UCI Businesses that are owned or controlled by Seller or any of its Affiliates (other than the Acquired Companies) to be irrevocably assigned, transferred and delivered to the Acquired Companies. Other than this Agreement, there are no existing agreements, options, commitments or Rights with, of or to any Person to acquire any Rights in or to the UCI Businesses. No Acquired Company has ever engaged, directly or indirectly, in any business other than the Recorded Music Business or the Music Publishing Business at any time during which Seller has owned, directly or indirectly, any interest in such Acquired Company, and, to Seller’s knowledge, no Acquired Company has ever engaged, directly or indirectly, in any business other than the Recorded Music Business or the Music Publishing Business at any other time.

SECTION 3.16. Intellectual Property Rights.

(a) Neither the conduct of the UCI Businesses nor any of the Music Assets infringe upon, misappropriate or otherwise violate Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Material Adverse Effect. None of the Acquired Companies has received, in the past two (2) years, any written charge, complaint, action, demand or notice alleging any infringement, misappropriation or other violation by an Acquired Company or otherwise relating to the UCI Businesses (including any claim that an Acquired Company must license or refrain from using any UCI Owned Intellectual Property Rights or UCI Licensed Intellectual Property Rights of any other Person) that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Material Adverse Effect. No other Person has infringed, misappropriated or otherwise violated any UCI Owned Intellectual Property Rights, UCI Licensed Intellectual Property Rights or other Intellectual Property Rights related to the UCI Businesses, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the UCI Licensed Intellectual Property Rights and the UCI Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary, used or held for use solely in the conduct of the UCI Businesses. The consummation of the Transactions shall not alter, impair or extinguish any UCI Owned Intellectual Property Rights or UCI Licensed Intellectual Property Rights, other than such alterations, impairments or extinguishments that would not have, individually or in the aggregate, a Material Adverse Effect. Section 3.16(b)(i) of the Seller Disclosure Letter sets forth a list of all registered (including registration applications) and material unregistered trademarks and service marks used or held for use in the conduct of the UCI Businesses, including the registration/application number, the class(es) registered/applied for, all jurisdictions in which each such mark is registered/applied for, and the owner of record of such registration, application or mark. Section 3.16(b)(ii) of the Seller Disclosure Letter sets forth a list of all Internet domain names used or held for use in the conduct of the UCI Businesses and the registered owner of each of such Internet domain names. As of the Closing Date, the Acquired Companies are the registered owners of, or have properly filed with applicable governmental and other agencies or Persons to become the registered owners of, all registrations and applications listed on Section 3.16(b)(i) and Section 3.16(b)(ii) of the Seller Disclosure Letter.

(c) The Acquired Companies own valid claims to the Copyrights in all of the Owned Acquired Company Masters and Owned Acquired Company Compositions, and, with respect to the Selected Artists and the Selected Compositions, such claims to Copyrights are for the full term of the worldwide Copyrights and all renewals, extensions, reversions and restorations thereof, (other than where an author (or a statutory successor to an author, including, without limitation, those successors (each, a “Successor”) set forth in Section 3.04(a)(i)(C) of the U.S. Copyright Act of 1976, as amended (the “Act”)) obtains a reversion of the rights of the Acquired Companies in or to such renewals, extensions, reversions or restorations pursuant to Sections 203 or 304(c) or (d) of the Act or similar foreign law or where future legislation or case law results in a reversion to an author (or a Successor) of the rights of the Acquired Companies with respect to such renewals, extensions, reversions or restorations), and the Acquired Companies have obtained valid and effective written licenses, under Copyright and otherwise, to administer and exploit the Licensed Acquired Company Masters and Administered Acquired Company Compositions, except where the failure to own any such claim or license would not have a Material Adverse Effect. There has been no act or omission by Seller, any of Seller’s Affiliates and/or any of the Acquired Companies that would, destroy or impair Copyright protection of any of the Music Assets, which destruction or impairment would have, individually or in the aggregate, a Material Adverse Effect.

(d) (i) Administered Acquired Company Compositions. Subject to the provisions set forth in Section 3.16(d)(iv) of this Agreement, Schedule 3.16(d)(i) of the Seller Disclosure Letter contains, in all material respects, a true and complete list of all Administered Acquired Company Compositions as of the date of this Agreement, including with respect to each Administered Acquired Company Composition:

(A) the title (and the song code contained in the applicable Acquired Company’s royalty system to identify such Administered Acquired Company Composition);

(B) the name(s) of those songwriters whose interests in the applicable composition are administered, in whole or in part, by an Acquired Company;

(C) the Acquired Company publisher name(s) (it being acknowledged that the legal name of the Acquired Company publisher(s) will not be required to be provided by Seller on the date hereof, but shall be provided by Seller not later than the date five (5) Business Days prior to the Closing Date);

(D) the name(s) of the publisher(s) whose interests in the applicable composition are administered, in whole or in part, by an Acquired Company (individually and collectively, with respect to the applicable composition, the “Administered Publisher(s)”);

(E) the name(s), if any, of any other publisher(s) whose interests in the applicable composition are not owned and/or administered by an Acquired Company (individually and collectively, with respect to the applicable composition, “Other Publisher(s)”);

(F) the percentage of the Copyright administered by the Acquired Companies;

(G) the percentage of the mechanical and synchronization income received by an Acquired Company with respect to such Administered Acquired Company Composition that is retainable by the Acquired Companies; and

(H) the percentage of the mechanical and synchronization income received by an Acquired Company with respect to such Administered Acquired Company Composition that is required to be allocated by an Acquired Company to the royalty account of the Administered Publisher(s);

(I) an indication of whether such Administered Acquired Company Composition has previously been, to the knowledge of Seller, publicly exploited prior to the date of this Agreement (for purposes of Schedule 3.16(d)(i) of the Seller Disclosure Letter, “published” shall indicate an Administered Acquired Company Composition that, to the knowledge of Seller, has previously been publicly exploited prior to the date of this Agreement, and “unpublished” shall indicate an Administered Acquired Company Composition that, to the knowledge of Seller, has not previously been publicly exploited prior to the date of this Agreement); provided that, for purposes of this Section 3.16(d)(i)(I) and without limiting the foregoing, Seller is deemed to have knowledge that an Administered Acquired Company Composition has been previously publicly exploited if an Acquired Company has received any income with respect to that Administered Acquired Company Composition.

(ii) Owned Acquired Company Compositions. Subject to the provisions set forth in Section 3.16(d)(iv) of this Agreement, Section 3.16(d)(ii) of the Seller Disclosure Letter contains, in all material respects, a true and complete list of all Owned Acquired Company Compositions as of the date of this Agreement, including with respect to each Owned Acquired Company Composition:

(A) the title (and the song code contained in the applicable Acquired Company’s royalty system to identify such Owned Acquired Company Composition);

(B) the name(s) of those songwriters whose interests in the applicable composition are owned and controlled, in whole or in part, by an Acquired Company;

(C) the Acquired Company publisher name(s) (it being acknowledged that the legal name of the Acquired Company publisher(s) will not be required to be provided by Seller on the date hereof but shall be provided by Seller not later than the date five (5) Business Days prior to the Closing Date);

(D) the name(s), if any, of any Other Publishers;

(E) the percentage of the Copyright owned by the Acquired Companies;

(F) the percentage of the Copyright administered by the Acquired Companies;

(G) the percentage of the mechanical and synchronization license income received by an Acquired Company with respect to such Owned Acquired Company Composition that is required to be allocated to the royalty account of the songwriter(s), music publisher(s), and/or other third party(ies) whose interests in the Owned Acquired Company Composition are owned and controlled, in whole or in part, by the Acquired Company and with respect to whom an Acquired Company is required to render any accountings with respect to such Owned Acquired Company Composition (such songwriter(s), music publisher(s), and/or other third party(ies), individually and collectively, with respect to the applicable composition, the “Payees”) (with the balance of such mechanical and synchronization license income retainable by an Acquired Company for the Acquired Company’s own account);

(H) an indication of whether such Owned Acquired Company Composition has previously been, to the knowledge of Seller, publicly exploited prior to the date of this Agreement (for purposes of Schedule 3.16(d)(ii) of the Seller Disclosure Letter, “published” shall indicate an Owned Acquired Company Composition that, to the knowledge of Seller, has previously been publicly exploited prior to the date of this Agreement, and “unpublished” shall indicate an Owned Acquired Company Composition that, to the knowledge of the Seller, has not previously been publicly exploited prior to the date of this Agreement); provided that, for purposes of this Section 3.16(d)(ii)(H) and without limiting the foregoing, Seller is deemed to have knowledge that an Owned Acquired Company Composition has been previously publicly exploited if an Acquired Company has received any income with respect to that Owned Acquired Company Composition.

(iii) Public Performance Income. Schedule 3.16(d)(iii) of the Seller Disclosure Letter contains, in all material respects, a true and complete list of all Administered Acquired Company Compositions and Owned Acquired Company Compositions as of the date of this Agreement, including with respect to each Administered Acquired Company Composition and Owned Acquired Company Composition:

(A) the title (and the song code contained in the applicable Acquired Company’s royalty system to identify such Administered Acquired Company Composition or Owned Acquired Company Composition);

(B) the Acquired Company publisher name(s) (it being acknowledged that the legal name of the Acquired Company publisher(s) will not be required to be provided by Seller on the date of this Agreement but shall be provided by Seller as soon as reasonably practicable after the date of this Agreement but in no event later than the date ten (10) Business Days prior to the Closing Date);

(C) the Payees, if any;

(D) the percentage of the so-called “publisher’s share” of public performance income received by an Acquired Company with respect to such Administered Acquired Company Composition or Owned Acquired Company Composition that is retainable by the Acquired Companies with respect to such Administered Acquired Company Composition or Owned Acquired Company Composition that has actually generated performance income prior to the date of this Agreement (it being acknowledged that solely with respect to Administered Acquired Company Compositions or Owned Acquired Company Compositions administered or owned by Edimonsa Corporation, a Texas corporation, Disa Latin Publishing LLC, a Delaware limited liability company, Fonomusic, Inc., a California corporation d/b/a Fonomax Music Publishing, Univision Music Publishing Mexico S.A. de C.V., a Mexican corporation, or Edimonsa EM, S. de R.L. de C.V., a Mexican limited liability company (collectively the “Specified Music Publishing Entities”), the information specified in this Section 3.16(d)(iii)(D) will not be required to be provided by Seller on the date of this Agreement but shall be provided by Seller as soon as reasonably practicable after the date of this Agreement but in no event later than the date ten (10) Business Days prior to the Closing Date); and

(E) the percentage of the so-called “publisher’s share” of public performance income received by an Acquired Company with respect to such Administered Acquired Company Composition or Owned Acquired Company Composition that is required to be allocated by an Acquired Company to the royalty account of the applicable Payee(s) with respect to such Administered Acquired Company Composition or Owned Acquired Company Composition that has actually generated performance income prior to the date of this Agreement (it being acknowledged that solely with respect to Administered Acquired Company Compositions or Owned Acquired Company Compositions administered by one of the Specified Music Publishing Entities, the information specified in this Section 3.16(d)(iii)(E) will not be required to be provided by Seller on the date of this Agreement but shall be provided by Seller as soon as reasonably practicable after the date of this Agreement but in no event later than the date ten (10) Business Days prior to the Closing Date).

(iv) Notwithstanding anything to the contrary contained in the foregoing provisions of Sections 3.16(d)(i) and 3.16(d)(ii) of this Agreement:

(A) solely with respect to the information set forth in Schedules 3.16(d)(i) and 3.16(d)(ii) regarding synchronization license income, in no event shall the failure of Seller to provide at any time (through the Closing Date or otherwise) true, complete and accurate information with respect to the matters identified in Sections 3.16(d)(i)(H) and Sections 3.16(d)(ii)(G) of this Agreement solely with respect to an Acquired Company Composition with respect to which no Acquired Company has received any synchronization license income at any time prior to the date of this Agreement be (or be deemed to be) a breach hereof; provided that if Seller provides any of the information referenced in this Section 3.16(d)(iv)(A), such information shall not be intentionally false or misleading; and

(B) in no event shall the failure of Seller to provide, at any time (through the Closing Date or otherwise), true, complete and accurate information with respect to the matters identified in Sections 3.16(d)(i)(E) and 3.16(d)(ii)(D) of this Agreement be (or be deemed to be) a breach hereof; provided that if Seller provides any of the information referenced in this Section 3.16(d)(iv)(B), such information shall not be intentionally false or misleading.

(e) All necessary mechanical and synchronization licenses for the recording of the Musical Compositions performed on Acquired Company Masters have been obtained from the Copyright owners or from those authorized to grant such licenses on behalf of the Copyright owners (except with respect to any statutory licenses), and all monies payable under such licenses or otherwise by reason of such recording have been timely paid to the Persons entitled to receive such payments, except where the failure to obtain such licenses or pay such monies would not have, individually or in the aggregate, a Material Adverse Effect.

(f) Section 3.16(f) of the Seller Disclosure Letter sets forth: (a) with respect to each of the labels of the UCI Businesses, a true, correct and complete list of the royalty accounting systems that are owned or licensed by the Acquired Companies (with an indication of whether owned or licensed) and that are currently used and/or were previously used by such label with respect to royalty processing, accounting and payment matters (with an indication of when each system was and/or is being used by such labels and the types of royalty processing, accounting and payment matters handled by the applicable system); and (b) with respect to each of the music publishing divisions of the UCI Businesses, a true, correct and complete list of the royalty accounting and Copyright systems that are owned or licensed by the Acquired Companies (with an indication of whether owned or licensed) and that are currently used and/or were previously used by such music publishing division with respect to royalty processing, accounting and payment matters and Copyright management and/or licensing matters (with an indication of when each system was and/or is being used by such music publishing divisions and the types of royalty processing, accounting and payment matters and Copyright management and/or licensing matters handled by the applicable system).

(g) Without limitation of Section 3.07(h), all documents necessary to determine and characterize the exact nature and scope of all material Rights of the Acquired Companies for each Acquired Company Composition that has been publicly exploited at any time prior to the Closing Date (including without limitation all information with respect to the matters identified in Sections 3.16(d)(i), 3.16(d)(ii) and 3.16(d)(iii) have been maintained in a reasonably organized manner and are in the possession and control of the Acquired Companies (and will be available to Purchaser as of the Closing).

(h) Section 3.16(h) of the Seller Disclosure Letter sets forth a true, correct and complete list of every Musical Composition as of January 31, 2008 subject to a so-called “Promo” Contract in one of the two forms attached thereto (“Form Promo Contract”) with any of the Acquired Companies whereby an Acquired Company has obtained the exclusive right to locate and secure potential licensed uses of such Musical Composition(s), including without limitation cover recording uses and/or synchronization uses in motion pictures, television programs, commercial spots and other media, and Section 3.16(h) includes for each such Musical Composition the title, songwriter(s), and Contract date. All of such Contracts are substantially similar to one of the two form “Promo” Contracts.

SECTION 3.17. Licenses and Permits. Each license, franchise, permit, certificate, approval or other similar authorization from any Governmental Authority affecting, or relating in any way to, the UCI Businesses (collectively, the “UCI Permits”), (i) is valid and in full force and effect and (ii) neither Seller nor any of its Subsidiaries (including the Acquired Companies), as the case may be, is in default, and no cancellation or suspension of any of the UCI Permits is pending, or, to the knowledge of the Seller, threatened other than those permits whose failure to obtain would not have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.18. Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i) all Tax Returns required to be filed by, or with respect to the income, assets, properties, activities or operations of, the Acquired Companies, taking into account any extensions, have been timely filed, and such Tax Returns are complete and accurate in all respects;

(ii) all Taxes due and payable by, or with respect to the income, assets, properties, activities or operations of, the Acquired Companies (whether or not shown on any Tax Return) have (A) been timely paid or (B) are being contested in good faith pursuant to appropriate proceedings which are being diligently pursued, and for which an adequate reserve has been established in accordance with GAAP as set forth in the Seller Disclosure Letter and on the face of the balance sheets (rather than in any notes thereto) of the applicable Acquired Companies; and

(iii) all Taxes not yet due and payable by, or with respect to the income, assets, properties, activities or operations of, the Acquired Companies (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice in filing Tax Returns relating to such Taxes.

(b) No deficiency for any Taxes payable by, or relating to the income, assets, properties, activities or operations of, the Acquired Companies has been asserted or assessed by any Taxing Authority in writing pursuant to any examination, investigation, audit, suit, proceeding, claim or otherwise (or, to the knowledge of Seller, has been threatened or proposed).

(c) None of the Acquired Companies has entered into, or is subject to, any agreements or waivers extending the statutory period of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(d) Section 3.18(d) of the Seller Disclosure Letter contains a complete and accurate list of all audits of Tax Returns of the Acquired Companies for the past five years, including a reasonably detailed description of the status, nature and, if completed, outcome of each audit.

(e) No Acquired Company is party to any ruling requests, private letter rulings, closing agreements, settlement agreements, advance pricing arrangements, revenue agent reports, or other agreements with any Governmental Authority relating to Taxes for any periods for which the statute of limitations has not yet expired.

(f) No domestic or foreign jurisdiction in which an Acquired Company currently does not file Tax Returns (whether separately or as part of a reporting group) has asserted in writing that such Acquired Company is required to file Tax Returns.

(g) No Encumbrance for Taxes exists with respect to any of the assets of the Acquired Companies other than Permitted Encumbrances.

(h) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for a Post-Closing Tax Period as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iii) the completed contract method of accounting, (iv) any prepaid amount received on or prior to the Closing Date, (v) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (vi) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(i) (A) none of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (or any similar group defined under a similar provision of state, local or foreign Law), other than a group the common parent of which was Seller, for any taxable period for which the applicable statute of limitations has not yet expired;

(B) none of the Acquired Companies is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes; and

(C) no power of attorney is currently in effect with respect to any Tax of any of the Acquired Companies.

(j) Each of the Acquired Companies has, at all times since its formation, had the entity classification(s) set forth in Section 3.18(j) of the Seller Disclosure Letter for U.S. federal income tax purposes.

(k) None of the Acquired Companies has participated in any “listed transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b)).

(l) No material property of the Acquired Companies is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(m) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for nontaxable treatment under Section 355 of the Code (i) at any time during the five-year period ending immediately prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the sale of Securities contemplated by this Agreement.

(n) As of the Closing Date, no amount paid or payable under this Agreement, any agreement referred to herein, or any existing obligation of the Acquired Companies (whether in cash, in property, or in the form of benefits) by or on behalf of the Acquired Companies or Purchaser in connection with the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event), whether before, on, or after the Closing Date, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 3.19. Employee Plans. (a) Each UCI Employee Plan has been operated and administered in compliance with, and is currently in compliance with, its terms and with the requirements prescribed by applicable Law, except for such failures to so comply as would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.19(b) of the Seller Disclosure Letter sets forth a list of each UCI Employee Plan with respect to which Purchaser is required, following the Closing, to assume any Liabilities pursuant to Section 5.01 or 9.02(b)(iii), and Seller has made available to Purchaser all documentation related to the UCI Employee Plans.

(c) All contributions to, and payments from, each UCI Employee Plan required to be made under the UCI Employee Plans have been timely made or will be timely made by the Closing Date. Seller has, or has caused to be, fully paid all bonuses due to UCI Employees with respect to the fiscal year ended December 31, 2007 (which did not exceed ***** in the aggregate) in such amounts and to such employees as set forth on Section 3.19(c) of the Seller Disclosure Letter. All reports, returns and similar documents, if any, with respect to all UCI Employee Plans required to be filed with any Governmental Authority or distributed to any participant in such UCI Employee Plan have been duly and timely filed or distributed or will be filed or distributed by the Closing Date.

(d) There are no pending investigations by any Governmental Authority involving any UCI Employee Plan, and there are no material pending claims or Actions against any UCI Employee Plan asserting any rights or claims to benefits under such UCI Employee Plan. The consummation of the transactions contemplated by this Agreement will not create or otherwise result in any material Liability with respect to any UCI Employee Plan.

(e) Other than as listed on Section 3.10(m) of the Seller Disclosure Letter, no labor union or similar contract is applicable to any Acquired Company or the UCI Businesses, and, to Seller’s knowledge, there is no activity, proceeding or movement to organize any UCI Employees. There are no strikes, slowdowns, work stoppages, lockouts or boycotts relating to any Acquired Company or the UCI Businesses, and Seller has no knowledge of any pending or threatened strikes, slowdowns, work stoppages, lockouts and boycotts. The Acquired Companies are not subject to any “multi-employer” or similar plans, and there are no pensions relating to any UCI Employee. The consummation of the Transactions will not result in or cause Liabilities under any of the UCI Employee Plans.

SECTION 3.20. Environmental Compliance. (a) Except as to matters that would not have, individually or in the aggregate, a Material Adverse Effect: (i) the Acquired Companies have all Environmental Permits required for their respective operations as currently conducted and the Acquired Companies are in compliance with the terms of such Environmental Permits and with all such applicable Environmental Laws; (ii) no Environmental Law imposes any obligation upon any Acquired Company, arising out of, or as a condition to, any transaction contemplated by this Agreement, including any requirement to modify or transfer any Environmental Permit, any requirement to file any notice or other submission with a Governmental Authority, the placement of any notice, restriction or covenant, or the modification of any provision of notice under any agreement, consent order, or consent decree; (iii) there are no Liabilities of, or in any way relating to, any Acquired Company, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such Liability; and (iv) no Hazardous Substance has been generated, stored, treated, discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any real property leased, owned, or operated in connection with the UCI Businesses.

(b) No written notice of violation or Liability, request for information, order, demand, citation or summons has been received, no complaint from any Person has been filed, no penalty has been assessed and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of Seller, threatened with respect to any matters relating to the UCI Businesses, including any currently or previously leased or owned property, and arising under any Environmental Law, and to Seller’s knowledge there is no basis for any of the foregoing.

(c) Seller has made available to Purchaser for review true, correct and complete copies of all reports of material environmental, health and safety investigations, studies, audits, assessments, reviews and other analyses conducted in relation to any operations, facilities, or properties of the Acquired Companies that are in Seller’s or any Acquired Company’s possession or control.

SECTION 3.21. Brokers. No broker, finder investment banker or other Person is entitled to any brokerage, finders or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates in any of the Acquired Companies. Seller is solely responsible for the fees and expenses to be paid to the Persons indicated in the Seller Disclosure Letter as being entitled thereto.

SECTION 3.22. Real Property. No Acquired Company holds or has ever held fee title interest in any real property.

SECTION 3.23. Insurance. Neither Seller nor any of its Affiliates (including the Acquired Companies) has received (i) any written notice regarding the actual or possible cancellation or invalidation of any of the policies of insurance pertaining to the UCI Businesses or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any written notice regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of such policies (including with respect to any matter that is disclosed in the Seller Disclosure Letter in connection with Section 3.13); (iii) any written indication that the issuer of any of such policies may be unwilling or unable to perform any of its obligations thereunder. All current and historical self-insured programs relating to the UCI Businesses have been disclosed to Purchaser along with applicable claims history including internal reserves. All policies relating to the UCI Businesses are in full force and effect and have been issued by an insurance carrier that, to Seller’s knowledge is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that, except as specifically set forth in the applicable section (or other section(s) to the extent it is reasonably apparent on its face that such other section(s) apply to the applicable section) of that certain letter, dated as of the date of this Agreement, from Purchaser to Seller (the “Purchaser Disclosure Letter”), that corresponds to the sections below:

SECTION 4.01. Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02. Authority; Enforceability. Purchaser and each of its Affiliates have the corporate power and authority to execute and deliver this Agreement to which Purchaser or such Affiliate is, or is specified to be, a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser and each of its Affiliates of this Agreement to which Purchaser or such Affiliate is, or is specified to be, a party and the performance by Purchaser and such Affiliate of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Purchaser and such Affiliate. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms.

SECTION 4.03. Non-Contravention. The execution, delivery and performance by Purchaser and each of its Affiliates of this Agreement and all other Purchaser Documents to which Purchaser or such Affiliate is, or is specified to be, a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws or any resolution which may have been adopted by the board of directors (or comparable governing body) of Purchaser or such Affiliate, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or such Affiliate any of its assets or properties or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or the giving of notice under, or give to others any right to exercise any remedy under, or any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser or such Affiliate pursuant to, any Contract to which Purchaser or such Affiliate is a party or by which any of its assets or properties is bound or affected, except for any such conflict, violation, consent, right of termination, amendment or acceleration or Encumbrance as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions.

SECTION 4.04. Governmental Consents. The execution, delivery and performance by Purchaser and each of its Affiliates of this Agreement and all other Purchaser Documents to which Purchaser or such Affiliate is, or is specified to be, a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for (a) the filing of a notification and report form under the HSR Act, (b) the filing of a notification form under the Mexican Federal Competition Law, (c) assuming the accuracy and completeness of Section 3.04(b), all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either party with or from any Governmental Authority responsible for enforcement of antitrust

Law (including the DOJ and the MFCC) in order to consummate the Transactions, all of which such filings, consents, approvals and authorizations are set forth in the Purchaser Disclosure Letter, (d) filings that may be required under the Exchange Act, (e) those that may be required as a result of the nature of the business or ownership of Seller, and (f) those that are immaterial to the ability of Purchaser to consummate the Transactions.

SECTION 4.05. Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (i) is acquiring the Securities solely for investment with no present intention to distribute any of the Securities to any Person and (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

SECTION 4.06. Availability of Funds. Purchaser currently has available all the funds sufficient to enable it to purchase the Securities in accordance with the terms of this Agreement and to pay all related fees and expenses. Purchaser’s ability to consummate the Transactions is not contingent upon its ability to obtain financing.

SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

Employee Matters

SECTION 5.01. General. (a) Without limitation of Seller’s representations and warranties or Purchaser’s rights to indemnity under Article IX, Purchaser shall, or shall cause the Acquired Companies to, effective as of the Closing Date retain, assume or otherwise be responsible for all employee or employment-related Liabilities solely under the UCI Employee Plans detailed on Section 3.19(b) of the Seller’s Disclosure Letter, but only to the extent relating to UCI Employees (and not employees of Seller or its other Affiliates), regardless of whether such Liabilities relate to events or circumstances existing or occurring on, preceding or following the Closing Date.

(b) All UCI Transferred Employees will continue to participate in the UCI Employee Plans listed on Section 3.19(b) of the Seller Disclosure Letter until such time as the Purchaser can transition them onto the Purchaser’s benefit programs, it being agreed that after such transition onto Purchaser’s (or its Affiliates’) payroll and plans, such employees shall be treated as terminees under such UCI Employee Plans, and, following such transition, Seller shall maintain (or cause to be maintained) all such UCI Employee Plans to the extent required by Law.

SECTION 5.02. Compensation and Benefits. (a) For a period of six months following the Closing Date, Purchaser shall, or shall cause the Acquired Companies to, ensure that (i) each Transferred Employee receives base salary which is no less favorable than the base salary provided to such Transferred Employee by Seller and its Subsidiaries (including the Acquired Companies), in the applicable periods immediately preceding the Closing Date, (ii) subject to a transition period whereby Transferred Employees may remain as participants in the UCI Employee Plans listed on Section 3.19(b) of the Seller Disclosure Letter, the Transferred Employees will become eligible to participate in Purchaser’s employee benefit programs subject to the same terms and conditions as Purchaser’s recently-hired existing employees (with recognition provided for eligible years of service at Seller), and (iii) *****

(b) To the extent required by applicable Mexican Law, Purchaser shall, or shall cause the Acquired Companies to, ensure that each Transferred Employee employed by a Mexican Subsidiary shall receive the same base salary and other compensation, bonus and incentive opportunities provided to such employee by such Mexican Subsidiary as of immediately prior to the Closing Date (all of which benefits are set forth in Section 5.02(a) and 5.02(b) of the Seller Disclosure Letter). Without limitation of Section 1.03(b)(i)(x), *****, Seller shall, or shall cause Vision Latina to, ensure that each Vision Latina Employee receives the same base salary and other compensation, bonus and incentive opportunities provided to such employee as of immediately prior to their the Closing Date (all of which benefits are set forth in the Seller Disclosure Letter), which base salary and other compensation, bonus and incentive opportunities shall be reimbursed in full by Purchaser to Vision Latina within fifteen (15) days following the end of each month or, if later, five (5) Business Days after Purchaser receives the applicable statement for such amounts from Seller.

(c) Purchaser shall, or shall cause the Acquired Companies to, recognize all eligible service of the Transferred Employees with Seller and its Subsidiaries (including the Acquired Companies) for all purposes of the employee benefit plans they are permitted to participate in following the Closing Date, to the extent that the analogous UCI Employee Plan recognized such service and subject to the terms and conditions of such plans. With respect to any such plan, but subject to the terms and conditions of such plans, Purchaser shall, or shall cause the Acquired Companies to, (i) waive all limitations as to preexisting conditions, exclusions, and waiting periods, except to the extent that the analogous UCI Employee Plan recognized or applied such conditions, exclusions, and waiting periods and (ii) provide each Transferred Employee (and any covered spouse or dependant) with credit for any co-payments and deductibles paid in connection with the analogous UCI Employee Plan prior to the Closing Date but during the current plan year in satisfying any applicable deductible or out-of-pocket requirements for the current plan year under any plan in which such employee is eligible to participate. Notwithstanding the foregoing, nothing herein shall require Purchaser or any Acquired Company to provide any duplication of benefits to any Transferred Employee.

(d) Purchaser shall, or shall cause the Acquired Companies to, honor all unused vacation and other time-off earned or accrued by the Transferred Employees prior to the Closing Date and set forth on the Balance Sheet in accordance with the policies of Seller and its Subsidiaries (including the Acquired Companies) in effect immediately prior to the Closing Date (all of which such policies are set forth in the Seller Disclosure Letter).

(e) Nothing herein shall be deemed in any way to (i) change the “at will” or other status as of the date hereof of any UCI Employee, or (ii) oblige or commit Purchaser or its Affiliates (including the Acquired Companies) on or after the Closing Date to maintain the employment of any UCI Employee.

SECTION 5.03. Local Modifications. Notwithstanding anything to the contrary in this Article V, Purchaser and Seller shall cooperate in good faith to the extent that applicable Law requires modifications to the provisions contained in this Article V and hereby agree to implement any such modification in a manner that is, to the extent practicable, consistent with the general provisions of this Article V.

SECTION 5.04. Employer Substitution and Related Matters. Seller represents to Purchaser that (i) the UCI Employees listed on Section 5.04 of the Seller Disclosure Letter (the “Vision Latina Employees”) are employed as of the date hereof by Vision Latina, an Affiliate of Seller that is not an Acquired Company, (ii) none of the Vision Latina Employees provides or has ever provided services (while employed by Vision Latina or, to Seller’s knowledge, while employed by Seller or any of its other Affiliates) other than for the UCI Businesses (except for services that are immaterial in the aggregate); and (iii) severance payments due to Vision Latina Employees are based on such employees’ respective seniority, salary and benefits while employed by Vision Latina in connection with the UCI Businesses. Seller agrees to cooperate with, and cause its Affiliates to cooperate with, Purchaser and its Affiliates in order to transition, no later than 6 months following the Closing Date, some or all (as determined in Purchaser’s sole discretion) of the Vision Latina Employees from Vision Latina to another entity (selected by Purchaser in its sole discretion) in a manner that is orderly and non-disruptive to the UCI Businesses. Purchaser may elect to effect such transition pursuant to an “employer substitution” process or a “voluntary termination and rehire” process or any other process that it deems appropriate or desirable. Purchaser shall be responsible for all costs related to effecting such transition ***** After the Closing and ***** Vision Latina Employees shall continue to be employees of Vision Latina, but shall provide services solely for and on behalf of the UCI Businesses, at the direction of Purchaser. After all Vision Latina Employees are transitioned ***** that certain Services Agreement, dated April 16, 2002, by and between Vision Latina and Fonovisa, S.A. de C.V. listed on Section 3.10(c)(i) of the Seller Disclosure Letter shall automatically terminate ***** with no liability to Purchaser or any Acquired Company. Purchaser shall indemnify and hold Vision Latina harmless pursuant to Section 9.2 from any cost and expense incurred by virtue of any labor claim brought by a Vision Latina Employee, resulting from Purchaser’s direction of such Vision Latina Employee and the services being provided by Vision Latina hereunder pursuant to such direction, until the Vision Latina Employees are effectively transferred or terminated regardless of the above-mentioned 6-month period.

SECTION 5.05. *****

ARTICLE VI

Covenants

SECTION 6.01. Conduct of Business Prior to the Closing. Except as contemplated by this Agreement and except as set forth in Section 6.01 of the Seller Disclosure Letter, prior to the Closing, Seller shall and shall cause its Affiliates (including the Acquired Companies) to (i) cause the UCI Businesses to be conducted in all material respects in the ordinary course of the UCI Businesses and consistent with past practice and (ii) use its and their reasonable efforts to keep intact the UCI Businesses (including all Rights related thereto), keep available the services of the employees related to the UCI Businesses and preserve and continue relationships with customers and others with whom the Acquired Companies deal or otherwise related to the UCI Businesses (including, without limitation, artists and songwriters). Notwithstanding the foregoing, except as expressly contemplated by this Agreement and except as set forth in Section 6.01 of the Seller Disclosure Letter, Seller shall not (and shall cause its Affiliates, including the Acquired Companies, not to) do any of the following, to the extent affecting or otherwise relating to the UCI Businesses or any Acquired Company, without the prior written consent of Purchaser:

(a) amend, waive any material provision of, or otherwise modify the certificate of incorporation or by-laws (or comparable constitutive documents) of any of the Acquired Companies;

(b) terminate, waive any material provision of or Rights under (including granting or permitting (except to the extent automatic or compulsory under the terms of a Company Contract existing prior to the date hereof or where an author (or a statutory successor to an author, including, without limitation, a Successor) obtains a reversion of the rights of the Acquired Companies in or to such renewals, extensions, reversions or restorations pursuant to Sections 203 or 304(c) or (d) of the Act or similar foreign law or where future legislation or case law results in a reversion to an author (or a Successor) of the rights of the Acquired Companies with respect to such renewals, extensions, reversions or restorations)), amend or otherwise modify in any material respect any Contract (i) listed in (or that should have been listed in) the Seller Disclosure Letter or (ii) with respect to which Purchaser grants its consent pursuant to this Section 6.01;

(c) make any material change in the insurance coverage pertaining to the Acquired Companies;

(d) enter into, amend or otherwise modify any Contract (or amend or otherwise modify any existing Company Contract such that it becomes) of the type described in Section 3.10;

(e) adopt, amend or otherwise modify any UCI Employee Plan to the extent covering or affecting any UCI Employees or enter into, amend or otherwise modify any collective bargaining agreement with any labor union or similar organization to the extent that it applies to, covers, or affects any UCI Employee, except, in each case, as required by Law;

(f) grant to any active UCI Employee any increase in cash compensation or other benefits, except for base salary pursuant to regularly scheduled annual increases in the ordinary course of the UCI Businesses consistent with past practice, ***** or as is required under (i) existing UCI Employment Agreements that are disclosed in the Seller Disclosure Letter, (ii) any renewal of a UCI Employment Agreement that is disclosed in the Seller Disclosure Letter in the ordinary course of the UCI Businesses or (iii) any UCI Employee Plan;

(g) *****

(h) *****

(i) *****

(j) sell, transfer or lease any of its assets to, or enter into any Contract with, Seller or any of its Affiliates (other than the Acquired Companies) or otherwise pay or incur any management or service charges to Seller or its Affiliates (other than the Acquired Companies), except as expressly permitted under Section 1.03(b);

(k) enter into any lease, sublease, license or other occupancy Contract of real property, as lessor or lessee, except any renewals of existing leases in the ordinary course of the UCI Businesses consistent with past practice;

(l) (i) make any change in any method of accounting (for both financial reporting and tax purposes) or accounting practice or policy other than those required by GAAP, (ii) make or change any Tax election, (iii) file any amended Tax Return, (iv) enter into any closing agreement with a Taxing Authority, (v) settle or compromise any Liability for Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies or (vii) take any other action relating to the filing of any Tax Return or the payment of any Tax, if such action would result in (A) any material increase in the Liability for Taxes of Purchaser or its Affiliates (including the Acquired Companies) or (B) any material increase in payments made to Seller pursuant to this Agreement in respect of any Post-Closing Tax Period;

(m) (1) issue, sell, transfer, pledge or encumber any shares of capital stock, share capital, partnership interests, membership interests or other ownership interests, as applicable, in any of the Acquired Companies, or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, share capital, partnership interests, membership interests or other ownership interests, as applicable, in any of the Acquired Companies; (2) split, combine or reclassify the capital stock or other ownership interest or otherwise change the capitalization or effect any corporate restructuring of any Acquired Company;

(n) (1) acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or other entity or division thereof; (2) enter into any joint venture or similar agreement or (3) acquire any assets that are material, individually or in the aggregate, to any Acquired Company or the UCI Businesses, other than, in the case of this clause (3), acquisitions of Rights in Recordings or Musical Compositions in the ordinary course of business and in accordance with this Agreement;

(o) enter into any Contract containing an obligation on the part of any Acquired Company to utilize Distribution services or otherwise granting any Person any exclusive license to any Acquired Company’s Rights;

(p) sell, lease, license or otherwise dispose of any of its assets (other than sales in the ordinary course of the UCI Businesses consistent with past practice of inventory or obsolete equipment no longer used or useful in the conduct of the UCI Businesses);

(q) delay or postpone the payment of accounts payable and other obligations beyond their respective payment deadline or accelerate the collection of accounts receivable (or other revenues under any Contract), or accept payment at a discount, in each case other than in the ordinary course of the UCI Businesses consistent with past practice;

(r) commit to any capital expenditure in excess of $75,000 individually or $250,000 in the aggregate;

(s) enter into any Contract other than Artist Contracts requiring (or amend any existing Company Contract other than Artist Contracts such that it requires) expenditures, individually or in the aggregate, in excess of $100,000;

(t) enter into any Artist Contract (i) requiring expenditures, individually or in the aggregate, in excess of ***** or (ii) providing for a basic album royalty on top line sales in the United States during any contract period of (x) ***** or greater of the applicable suggested retail list price (or suggested retail list price equivalent) or (y) ***** or greater of the applicable price paid to the dealer (or amend any existing Artist Contract such that it would contain either of the provisions described in the foregoing clauses (i) and (ii));

(u) enter into any Artist Contract, Production/Label Contract or Music Publishing Contract (other than Contracts pursuant to which the Acquired Companies obtain their rights to Licensed Acquired Company Masters and/or Administered Acquired Company Compositions) that (or amend any such existing Contract so that it): (i) contains a reversion of Copyright prior to the end of the life of such Copyrights throughout the world and all renewals, extensions, reversions and restorations thereof (other than where an author or statutory successor to an author, including a Successor) obtains a reversion of the rights of the Acquired Companies in or to such renewals, extensions, reversions or restorations pursuant to Sections 203 or 304(c) or (d) of the Act or similar foreign law or where future legislation or case law results in a reversion to an author (or a Successor) of the rights of the Acquired Companies with respect to such renewals, extensions, reversions or restorations), (ii) constitutes Approval Assets or First Refusal Assets or (iii) contains Restrictions;

(v) make any profit payment, distribution or dividend of cash or other property to Seller or any of its Affiliates (other than the Acquired Companies) except as expressly permitted under Section 1.03(b);

(w) permit or suffer any Acquired Company (or any assets or properties of any Acquired Company) to become subject to any Encumbrance other than Permitted Encumbrances and the Encumbrances listed on Section 3.14 of the Seller Disclosure Letter (all of which such Encumbrances shall be released prior to Closing pursuant to Section 2.01(b)(xiv));

(x) fail to request, or fail to provide, television advertising support to the UCI Businesses in the ordinary course of business consistent with past practice, but in any event at a level of television advertising support at least commensurate with the level of support described in Exhibit B attached hereto (such that the UCI Businesses would be deemed to be the recipient of such support for this purpose, rather than Purchaser), it being agreed that all television advertising support shall be provided at no cost to Purchaser or its Affiliates (including the Acquired Companies);

(y) fail to request, or fail to provide, radio advertising support to the UCI Businesses on the “owned and operated” radio stations of Seller and its Affiliates in the ordinary course of business consistent with past practice, it being agreed that all radio advertising support shall be provided at no cost to Purchaser or its Affiliates (including the Acquired Companies);

(z) commence, settle or compromise any Action relating to the Acquired Companies or the UCI Businesses that could reasonably be expected to result in loss, damage, cost or expense, individually or in the aggregate, in excess of $100,000 or that could otherwise limit the operations of the UCI Businesses (or any of the Rights related thereto);

(aa) fail to offer in good faith promptly after the date hereof to enter into new Contracts for employment with the employees listed on Section 6.01(aa) of the Seller Disclosure Letter on terms substantially similar to the terms set forth on such Section of the Seller Disclosure Letter;

(bb) fail to take any of the actions identified on Section 6.01(bb) of the Seller Disclosure Letter; or

(cc) authorize, permit, or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

SECTION 6.02. Access to Information; Reports. (a) From the date hereof until the Closing, Seller shall, insofar as permitted by Law, cause the Acquired Companies to afford the employees, agents and representatives of Purchaser access, during normal business hours, to the offices, properties, facilities, books and records of the UCI Businesses, as Purchaser deems necessary, desirable or advisable, and to those UCI Employees and the accountants, advisors, customers, distributors, artists, songwriters and suppliers to whom Purchaser reasonably requests access. All information obtained by Purchaser and its employees, agents and representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the Confidentiality Agreement.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Seller (but not including claims against Purchaser or its Affiliates) prior to the Closing, for a period of four years after the Closing (or, with respect to any books and records necessary for the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment, until Seller agrees and so notifies Purchaser in writing that such retention is no longer necessary), the Acquired Companies shall, and Purchaser shall cause the Acquired Companies to (i) retain the books and records of the Acquired Companies relating to periods prior to the Closing and (ii) upon reasonable notice, afford the employees, agents and representatives of Seller reasonable access (including the right to make photocopies, at Seller’s expense), during normal business hours, to such books and records. Seller shall reimburse Purchaser promptly upon demand for all out-of-pocket expenses incurred by Purchaser in connection therewith. Nothing herein shall require Purchaser or its Affiliates after the Closing (including the Acquired Companies) to disclose any information that would be reasonably likely to result in a waiver of attorney-client privilege, disclosure of trade secrets or violation of any Contract.

(c) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser or any Acquired Company after the Closing or for any other reasonable purpose, for a period of four years after the Closing (or, with respect to any books and records necessary for the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment, until Purchaser agrees and so notifies Seller in writing that such retention is no longer necessary), Seller shall (i) retain the books and records of Seller which relate to the Acquired Companies for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser or any Acquired Company and (ii) upon reasonable notice, afford the employees, agents and representatives of Purchaser and the Acquired Companies reasonable access (including the right to make photocopies, at the expense of Purchaser), during normal business hours, to such books and records. Purchaser shall reimburse Seller promptly upon demand for all out-of-pocket expenses incurred by Seller in connection therewith.

(d) From the date hereof until the Closing Date, Seller shall deliver to Purchaser within 15 days after the end of each calendar month, the following reports: (i) monthly management reports; (ii) monthly recaps of artist signings and dropped artists; (iii) mobile sales reports, to be provided when delivered to Seller and/or its Affiliates (including, if prepared for Seller and/or its Affiliates, a list of the top 20 sellers by carrier including Mastertone and OTA downloads); (iv) monthly release schedules (reflecting upcoming releases); and (v) monthly reports of the amount of television advertising of the UCI Businesses which aired on the television networks or owned and operated television stations of Seller or its Affiliates during the prior month.

SECTION 6.03. Regulatory and Other Authorizations; Notices and Consents. (a) Each of Seller and Purchaser shall:

(i) use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, including those necessary to cause the conditions in Sections 2.02(b) and 2.03(b) to be satisfied;

(ii) no later than 20 days after the date hereof, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the Transactions under the HSR Act and shall, as promptly as practicable, file any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form shall comply with the HSR Act. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ (to the extent permitted by the FTC and DOJ) and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall comply with the HSR Act;

(iii) no later than 30 days after the date hereof, make an appropriate filing to the European Commission, if necessary (including, if applicable, a Form CO), and/or any other Governmental Authority responsible for the enforcement of antitrust Law with respect to the Transactions and shall, as promptly as practicable, file any supplemental information requested in connection therewith (including pursuant to Council Regulation (EEC) 139/2004 on the Control of Concentrations Between Undertakings, OJ [2004] L24/1 and the regulations and decisions of the Commission of the European Communities or other organs of the European Union implementing such regulation (the “EU Merger Regulation”)). Any such filing shall comply with the relevant antitrust Law (including, if applicable, the EU Merger Regulation). Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the relevant antitrust Law (including, if applicable, the EU Merger Regulation). Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the relevant Governmental Authorities (including, if applicable, the European Commission) and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the relevant antitrust Law (including, if applicable, the EU Merger Regulation). Any such supplemental information shall comply with the relevant antitrust Law (including, if applicable, the EU Merger Regulation);

(iv) no later than 30 days after the date hereof, file with the Mexican Federal Competition Commission (the “MFCC”) under the Federal Law of Economic Competition of México (as amended) (the “Mexican Federal Competition Law”), the notification form required for the Transactions under the Mexican Federal Competition Law and shall, as promptly as practicable, file any supplemental information requested in connection therewith pursuant to the Mexican Federal Competition Law or as formally requested by the MFCC. Any such notification form shall comply with the Mexican Federal Competition Law. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the Mexican Federal Competition Law. Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the MFCC and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the Mexican Federal Competition Law. Any such supplemental information shall comply with the Mexican Federal Competition Law. In addition, Seller and Purchaser shall abstain from closing the Transactions until (i) a favorable resolution is issued by the MFCC in response to the notification form filed in accordance with this Section 6.03, if so ordered by the MFCC not to close the Transactions within 10 Business Days following the submission by Seller and Purchaser of the required notification form or (ii) 35 Business Days following the submission by Seller and Purchaser of the required notification form have elapsed and the MFCC has not challenged the transaction; and

(v) use its commercially reasonable efforts to contest any Action by a Governmental Authority seeking to restrain or enjoin the Transactions and to avoid the imposition of such restraint or injunction, and if any such Governmental Order has been granted or issued, use its commercially reasonable efforts to have such Governmental Order vacated or lifted.

(b) For purposes of Section 6.03(a), “commercially reasonable efforts” shall not require (i) Seller to agree to divest, merge, consolidate, separate, liquidate, dissolve or otherwise modify or agree to any conduct-based relief (each, an “Adverse Disposition”) in a manner adverse to Seller or that adversely affects any business of Seller (other than the UCI Businesses) or any part thereof, or (ii) require Purchaser to agree to any Adverse Disposition in a manner adverse to Purchaser or that adversely affects any business of Purchaser or its Affiliates.

(c) Notwithstanding anything to the contrary herein, (i) Seller shall not (and Purchaser shall not be required to) take any action which constitutes an Adverse

Disposition or agree to any Adverse Disposition with respect to any portion of the UCI Businesses to the extent that such Adverse Disposition could or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, business, assets or results of operations of the UCI Businesses (a “Material Adverse Disposition”), and (ii) Seller and Purchaser shall work together in good faith, to the extent permitted by Law and the applicable Governmental Authority, to jointly determine whether to agree to, contest or negotiate any position or claim (including any demand for any Adverse Disposition) in connection with antitrust or competition matters. Notwithstanding the foregoing, Purchaser shall control any contest, negotiations and/or decisions with respect to any demand for an Adverse Disposition, including, without limitation, the terms, conditions and structure of any Adverse Disposition and all related communications with any applicable Governmental Authority; provided that Purchaser shall act in good faith and without the intent solely and willfully to frustrate the purposes of this Agreement; provided, further that Purchaser shall keep Seller apprised on a reasonably current basis of all material communications with applicable Governmental Authorities and permit Seller to participate therein (in all cases to the extent permitted by the applicable Governmental Authorities). For purposes of clarity, all proceeds from any Adverse Disposition taken by any party hereunder shall be solely for the account of Purchaser without any right of set off or other claim by Seller.

(d) Seller shall or shall cause the Acquired Companies to give such notices to third parties (other than Governmental Authorities) and use their reasonable efforts to obtain such third party consents as are necessary in connection with the Transactions. Purchaser shall cooperate and use its reasonable efforts to assist Seller in giving such notices and obtaining such consents. Notwithstanding anything in the foregoing to the contrary, neither party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required.

SECTION 6.04. Notice of Developments. Prior to the Closing, each party shall, promptly after obtaining knowledge of the occurrence (or non-occurrence) of any event, circumstance or fact arising subsequent to the date of this Agreement which could reasonably be expected to result in the inaccuracy or breach of any representation or warranty or covenant of such party in this Agreement, give notice thereof to the other party and shall use its reasonable best efforts to prevent or to remedy promptly such breach; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 6.04 or otherwise, shall not limit or otherwise affect the remedies available hereunder and shall not be or be deemed to be a cure for any such breach.

SECTION 6.05. Insurance; Risk of Loss. (a) Seller shall keep, or cause to be kept, all insurance policies, or suitable replacements therefor, to the extent relating to the UCI Businesses, in full force and effect through the close of business on the Closing Date. As of the close of business on the Closing Date, Seller shall terminate or cause its Affiliates to terminate all coverage relating to the UCI Businesses under the general corporate policies of insurance of Seller for the benefit of all of its Subsidiaries; provided, however, that (i) no such termination of any policy in force as of the Closing Date shall be effected so as to prevent the Acquired Companies from recovering under such policies for losses from events occurring prior to the Closing Date, it being understood that the Acquired Companies shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims except to the extent that Seller is required to provide indemnification for such losses pursuant to Article IX; and (ii) no such termination of any claims made policy in force as of the Closing Date shall be effected so as to prevent the Acquired Companies from recovering under such policies for losses from events occurring prior to the Closing Date and for which Purchaser has given Seller written notice of such loss during the policy period and/or the extended reporting period. Purchaser shall become solely responsible for all insurance coverage and related risk of loss with respect to the Acquired Companies based on events occurring on or after the close of business on the Closing Date. Seller shall notify each applicable insurance company for any claims made prior to the Closing Date and, with respect to clause (ii) above, for any claims made during the policy period and/or the extended reporting period. After the Closing Date, Purchaser shall promptly (in all cases within forty five (45) Business Days of receipt of any notice) notify Seller of any claims arising from events that occurred prior to the Closing Date that may be covered by Seller’s insurance policies. Purchaser shall cooperate as fully as practicable with Seller and its insurers in the investigation and defense of any such claim. Seller will cooperate, at the sole expense of Purchaser (unless Seller is responsible for the applicable claim pursuant to Article IX), with Purchaser in submitting and pursuing claims promptly and in accordance with the terms of such policies, use commercially reasonable efforts to obtain recoveries for the Acquired Companies with respect to claims pursuant to such insurance policies and remit to the Acquired Companies any recovery obtained by it pursuant to such claims for which Seller is not otherwise responsible pursuant to Article IX.

(b) To the extent that, after the Closing Date, the Acquired Companies or Seller requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers, Seller shall promptly supply such information to the Acquired Companies, or Purchaser shall or shall cause the Acquired Companies promptly to supply such information to Seller, in each case except to the extent such requests are in connection with claims between Purchaser and Seller or non-third party indemnification claims pursuant to Article IX.

SECTION 6.06. Books and Records. (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the UCI Businesses from Seller to Purchaser and to minimize any disruption to the respective businesses of Seller and Purchaser that might result from the Transactions. After the Closing, upon reasonable notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their authorized employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the UCI Businesses as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to the immediately preceding sentence of this Section 6.06(a). Neither party shall be required by this Section 6.06(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or result in any actual breach of the Law or give rise to any other actual compliance concern.

(b) After the Closing, upon Seller’s delivery of reasonable notice, Purchaser shall furnish or cause to be furnished to Seller, and each of its authorized employees on a need to know basis, counsel and representatives, such access (including the right to make photocopies, at the expense of Seller), during normal business hours, to all books and records and employees of the Acquired Companies reasonably required by Seller to defend any third party claim relating to the Acquired Companies for which Seller may be required to indemnify Purchaser under Article IX. Nothing herein shall require Purchaser or its Affiliates (including the Acquired Companies after the Closing) to disclose any information that would reasonably likely result in a waiver of attorney-client privilege, disclosure of trade secrets or violation of any Contract.

(c) As soon as reasonably practical after the Closing Date (but within five Business Days thereafter), Seller shall deliver or cause to be delivered to Purchaser all agreements, documents, books, Files and Records, including Files and Records stored on computer discs or tapes or any other storage medium (collectively, “Company Materials”) in the possession or control of Seller or its Affiliates relating to the UCI Businesses; provided, however, that:

(i) Purchaser recognizes that certain Company Materials may relate primarily to Seller or to Subsidiaries or divisions of Seller other than the Acquired Companies and that Seller may retain such Company Materials and shall provide true, complete and correct copies of the relevant portions thereof to Purchaser, including all Company Materials relating to UCI Employees, provided, that to the extent such Company Materials relate to any Acquired Company or the UCI Businesses, Seller shall cause such portions to be kept confidential in accordance with Section 6.08(c);

(ii) Without limitation of Section 6.08(a), Seller may retain all Company Materials prepared in connection with the process undertaken by Seller and its Affiliates with respect to the potential disposition of the UCI Businesses (the “Auction”); and

(iii) Seller may retain any Tax Returns and Purchaser shall be provided with copies of such Tax Returns only to the extent that they relate to separate Tax Returns or separate Liability for Taxes of any of the Acquired Companies or Purchaser.

SECTION 6.07. Further Action; Transition Services. (a) Each of the parties shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the Transactions. Without limitation of the foregoing, (i) promptly upon Purchaser’s request, Seller shall execute a letter addressed to royalty recipients, grantors, licensors, licensees and all other Persons advising them that effective as of the Closing Date, Purchaser or its Affiliates (including the Acquired Companies) own all Rights to the UCI Businesses and all assets, properties and businesses therein other than the Non-Music Assets, which Seller shall have (or caused to have been) transferred to the Acquired Companies, and that Purchaser or its Affiliates (including the Acquired Companies) are entitled to receive all receipts, income, and revenues derived therefrom, without regard to when earned, and requesting that thereafter, until further notice from Purchaser or Purchaser’s Affiliates, they render all required statements and reports and make payments of all sums thereafter otherwise due in respect thereof and provide copies of all notices, claims or other correspondence, directly to Purchaser or its Affiliates; (ii) the parties acknowledge that it is their intent that all Rights to the UCI Businesses and all assets, properties and businesses therein (other than the Non-Music Assets) which are owned or controlled by Seller or its Affiliates (other than the Acquired Companies) were duly contributed and transferred to the Acquired Companies prior to the Closing, and, without limiting Seller’s representations and warranties herein or Purchaser’s Rights and remedies hereunder, if and to the extent that following the Closing it is determined that a Seller or any of its Affiliates owns, controls or otherwise holds any such assets, properties or businesses, Seller shall, at its sole cost and expense, promptly take all actions that Purchaser reasonably deems necessary or desirable to convey, transfer and deliver, free and clear of any Encumbrance other than Permitted Encumbrances, all Rights therein to Purchaser, including the delivery of all related Files and Records; (iii) Seller shall prepare and file with all applicable Persons, as soon as reasonably practicable after the date hereof, all assignments and corrections of title referenced in Section 2.01(b)(xi) (which shall first be submitted to Purchaser for its approval, which shall not be unreasonably withheld or delayed), and Seller shall thereafter forward to Purchaser all original notices of recordation of assignment and corrections of title and any other correspondence from such Persons relating to such assignments or corrections; and (iv) Seller shall prepare and file with all applicable Persons, as soon as reasonably practicable after the date hereof, all backup applications for trademark registrations for goods and services to be specified by Purchaser in each of the classes and for each of the trademarks identified on Section 3.16(a) of the Seller Disclosure Letter (which such applications for registration shall first be submitted to Purchaser for its approval, not to be unreasonably withheld or delayed), and Seller shall thereafter forward to Purchaser all original notices and any other correspondence from such Persons relating to such applications or the registrations resulting therefrom and consult with Purchaser with respect to any action with respect to any of such applications.

(b) The parties hereto desire to effect an orderly transition and integration of the UCI Businesses into Purchaser’s businesses and operations. To that end, without limitation of Section 6.07(a), from and after the Closing, Seller shall provide or cause to be provided the transition services described on Exhibit E hereto; it being agreed, that the costs for all such transition services shall be as set out in Exhibit E; it being further agreed, that any cooperation or transition services that Seller is required to provide pursuant to other provisions of this Agreement shall be provided without cost to Purchaser or its Affiliates.

SECTION 6.08. Confidentiality. (a) Purchaser acknowledges that the information provided or to be provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, but without limitation of Section 6.08(b), the Confidentiality Agreement shall terminate with respect to information relating solely to the UCI Businesses; provided, however, that Purchaser acknowledges that any and all information provided to Purchaser by Seller or Seller’s representatives concerning Seller (but not to the extent concerning the UCI Businesses or the Acquired Companies) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. As of the Closing Date, Seller shall assign, or if assignment is prohibited, shall designate Purchaser as the intended third party beneficiary under, each of the confidentiality agreements entered into by Seller and any prospective bidder in connection with the Auction to the extent such confidentiality agreements relate to the UCI Businesses or the Acquired Companies.

(b) Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreement, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”) Section 6011 and the regulations thereunder in order to avoid the Transactions being treated as a “Confidential Transaction” as defined by such regulations, except that (i) this provision shall not permit disclosure until the earliest of (A) the date of the public announcement of discussions relating to the Transactions, (B) the date of the public announcement of the Transactions or (C) the date of the execution of an agreement (with or without conditions) to enter into the Transactions and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws. Nothing in this Agreement shall in any way limit any party’s ability to consult any Tax advisor (including a Tax advisor independent from all other entities involved in the transaction) regarding the Tax treatment or Tax structure of the transaction or to respond to or otherwise comply with any request from any Taxing Authority (including Tax audits).

(c) On and after the Closing Date, Seller agrees to keep, and to cause its Affiliates and Representatives to keep, strictly confidential all information relating to the business, operations, finances, budgets, contracts, ideas, promotions, plans, Intellectual Property Rights, trade secrets, consumers, suppliers, distributors, employees and other confidential and proprietary information relating to the Acquired Companies or the UCI Businesses (“Confidential Information”) and not to disclose or use any such information without Purchaser’s prior written consent, other than as expressly contemplated in this Agreement or to the extent required by Law. Confidential Information shall not include any information that (i) is publicly available through no breach of this Agreement, (ii) is independently developed or acquired by Seller or its Affiliates without use of Confidential Information; or (iii) rightfully obtained from a third party that is not under any obligation to keep such information confidential.

SECTION 6.09. Intercompany Receivables and Payables. Seller shall ensure that all receivables and payables of the Acquired Companies from or to, as applicable, Seller and its Subsidiaries (other than the Acquired Companies), including any Inter-Company Liabilities, are discharged in full effective at the close of business on the day prior to the Closing and that no such Liabilities exist as of the Closing.

SECTION 6.10. Publicity. From the date hereof to the Closing Date (i) neither party hereto shall directly or indirectly make any public announcement in respect of the consummation of the Transactions without the prior written consent of the other party and (ii) the parties hereto agree to keep confidential the terms and conditions of this Agreement and the Transactions, in each case except to the extent required by Law. On and after the Closing Date, (x) Seller shall not make or authorize any statements to the media regarding the subject matter of this Agreement or the Transactions without Purchaser’s prior written consent or pursuant to a press release agreed upon by Purchaser in writing, and Seller shall maintain as strictly confidential the provisions of this Agreement and the Transactions, except to the extent required by Law, and (y) each party shall keep confidential the terms and conditions of this Agreement and Transactions, except to the extent required by Law and except as each party may require for its respective internal financial, accounting and business purposes. Notwithstanding the foregoing, to the extent that Purchaser or Seller is required by Law to make any disclosure that would otherwise require the prior written consent of the other party, then Purchaser or Seller, as the case may be, shall promptly notify the other party of the existence, terms and circumstances of such request, consult with the other party on the advisability of taking legally available steps to resist or narrow such request, and assist the other party (at the other party’s expense) in seeking a protective or other appropriate remedy.

SECTION 6.11. Acquisition Proposals. Seller shall not, and shall cause each Acquired Company and each of Seller’s and such Acquired Company’s respective directors, officers, employees, agents, consultants, advisors, or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) not to, directly or indirectly, solicit, initiate, encourage, or otherwise facilitate, any inquiries or the making of any proposals or offers from, discuss or negotiate with, provide any information or data to, or consider the merits of any inquiries, proposals or offers from any third party (other than Purchaser) relating to any transaction involving the sale of the UCI Businesses (in whole or in part) or any merger, consolidation, business combination, or similar transaction involving any of the Acquired Companies, or enter into any agreement, memorandum, letter of intent or similar oral or written understanding with respect to the foregoing. Seller shall, and shall cause each Acquired Company and each of Seller’s and such Acquired Company’s respective Representatives to, immediately, upon the execution of this Agreement, cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Seller shall, and shall cause each of the Acquired Companies to, promptly notify Purchaser if any such inquiries, proposals or offers that are received by or any such information that is requested from or any such negotiations or discussions are sought to be initiated or continued with or about the Acquired Companies or the UCI Businesses, and shall promptly upon execution of this Agreement request each Person that may have received any confidential information relating to the UCI Businesses or that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Acquired Companies and the UCI Businesses to promptly return or destroy (and certify such destruction for and on behalf of the Acquired Companies) all confidential information heretofore furnished to such Person by or on behalf of the Acquired Companies or the UCI Businesses in accordance with the terms of such confidentiality agreement (if applicable).

SECTION 6.12. ***** From the date hereof through the Closing Date, Seller shall and shall cause its Affiliates (including the Acquired Companies but excluding Seller’s shareholders), at no cost to any Acquired Company or Purchaser, to use its and their respective best efforts to locate and obtain possession and control of ***** described in Sections 2.01(b)(vii)(A) and 2.01(b)(vii)(B) and to use its and their reasonable efforts to locate and obtain possession and control of all other ***** related to the UCI Businesses. After the Closing Date, Seller shall and shall cause its Affiliates (other than its shareholders), at no cost to Purchaser or its Affiliates, to use its or their respective reasonable efforts to cooperate with Purchaser and its Affiliates (including the Acquired Companies) to locate and obtain on behalf of the Acquired Companies possession and control of all ***** related to the UCI Businesses.

SECTION 6.13. ***** Without limitation of Section 1.03(b), Seller shall comply with all of its obligations (and shall, through the Closing Date, cause the Acquired Companies to comply with all of their respective obligations) under the *****

SECTION 6.14. Certain Intercompany Agreements. Seller shall and shall cause the Acquired Companies to amend, as of the date hereof, without any liability to the Acquired Companies or Purchaser, the Contracts listed on Section 3.10(c)(i) of the Seller Disclosure Letter in the manner set forth on such Section of the Seller Disclosure Letter. Additionally, Seller agrees not to assert, not to cause to be asserted and not to assist any Person in asserting any claim for indemnity or damages or other remedies of any sort under any of the Contracts listed on Section 3.10(c)(i) of the Seller Disclosure Letter.

ARTICLE VII

Tax Matters

SECTION 7.01. Preparation and Filing of Returns; Payment of Taxes. (a) Seller shall timely prepare and file, or cause to be prepared and filed, on a basis consistent with past practice, all income Tax Returns with respect to the Acquired Companies for (i) any taxable period that ends on or before the Closing Date or (ii) any Straddle Period, to the extent such Tax Returns are required to be filed by Seller or any of its Affiliates (other than the Acquired Companies). Subject to any available indemnification pursuant to Section 9.04(b), Seller shall timely pay or cause to be paid any Taxes shown on such Tax Returns as owing, except to the extent there is a reserve for such Tax liability that was specifically established and identified on the face of the balance sheet of an Acquired Company (rather than in any notes thereto) on the Closing Date. Without limiting the foregoing, for all taxable periods ending on or before the

Closing Date, Seller shall (i) cause Univision Music Inc. and its U.S. Subsidiaries to join in Seller’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income Tax Returns, (ii) include the income of Univision Music Inc. and its U.S. Subsidiaries (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Seller’s consolidated federal income Tax Returns and (iii) timely pay any federal income Taxes attributable to such income.

(b) Except as provided in Section 7.01(a), following the Closing, Purchaser shall timely prepare, or cause to be prepared, on a basis consistent with past practice, all Tax Returns with respect to the Acquired Companies for any (i) taxable period that ends on or before the Closing Date or (ii) Straddle Period. Purchaser shall present drafts of such Tax Returns to Seller for review at least thirty (30) days (or ten (10) days in the case of such Tax Returns that are required to be filed more frequently than annually) before the date on which such Tax Returns are required to be filed (taking into account all extensions). Seller shall notify the Buyer of any reasonable proposed revisions to such draft Tax Returns (or the absence thereof) in writing within fifteen (15) days (or three (3) days in the case of such Tax Returns that are required to be filed more frequently than annually) after receipt of such draft Tax Returns from the Buyer; provided, that Seller’s failure to respond in writing within such time period shall conclusively be deemed as consent for Purchaser to file, or cause to be filed, such Tax Returns without any further revisions. Seller and Purchaser shall agree to attempt to resolve in good faith any dispute concerning the reporting of any item on any such Tax Return. Promptly upon receiving the written or deemed consent of Seller, Purchaser shall file, or cause to be filed, such Tax Returns. Subject to any available indemnification pursuant to Section 9.04(a), Purchaser shall timely pay or cause to be paid any Taxes shown on such Tax Returns as owing.

SECTION 7.02. Refunds, Credits and Tax Benefits.

(a) Purchaser shall pay or cause to be paid to Seller any refunds of Taxes actually received by Purchaser or any Affiliate of Purchaser after the Closing that are attributable to Taxes with respect to any Pre-Closing Tax Period that were (i) paid by any of the Acquired Companies prior to Closing, (ii) paid by Seller or any Affiliate thereof (other than an Acquired Company) (including any such Taxes paid pursuant to Section 9.04(a)), except for Taxes for which Purchaser or any of its Affiliates indemnified Seller pursuant to Section 9.04(b), or (iii) specifically established and identified as a reserve for the Tax liability to which such refund relates on the face of the balance sheet of an Acquired Company (rather than in any notes thereto) on the Closing Date; provided, however, that no such payments shall be made pursuant to this Section 7.02(a) to the extent such refund was listed as an asset on the face of the balance sheet of any Acquired Company (rather than in any notes thereto) on the Closing Date. If, in lieu of receiving any such refund, Purchaser or any of its Affiliates reduces a Tax liability with respect to a Post-Closing Tax Period or increases a Tax Attribute that can be carried forward to a Post-Closing Tax Period, Purchaser shall pay or cause to be paid to Seller the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in a Tax Attribute, as the case may be, when such reduction is actually realized or such increased Tax Attribute is actually utilized. Notwithstanding the above, payments pursuant to this Section 7.02(a) shall only be made to the extent that any such refund, reduction in Tax liability or increase in Tax Attributes exceeds any actual increase in the liability of the Acquired Companies (or of Purchaser or any of its Affiliates required to take items of the Acquired Companies into account in computing its Tax liability) for Taxes for any Post-Closing Tax Period as a result of the Tax position underlying such refund, reduction or increase in Tax Attributes. Any payment pursuant to this Section 7.02(a) shall be made within ten (10) days after such refund is received, such reduction in Tax liability is actually realized or such increased Tax Attributes are actually utilized.

(b) Seller shall pay or cause to be paid to Purchaser any refunds of Taxes received, reductions in Tax liability or the amount of any benefit resulting from an increase in a Tax Attribute, in each case resulting from a carryback of a post-acquisition Tax Attribute of any of the Acquired Companies into Seller’s consolidated, affiliated, combined, unitary or similar Tax Returns, within ten (10) days after such refund is received, such reduction in Tax liability is actually realized or such increased Tax Attribute is actually realized, by Seller’s consolidated, affiliated, combined, unitary or similar group. At Purchaser’s request, Seller will cooperate with the Acquired Companies in obtaining such refund, reduction or increase, including through the filing of amended Tax Returns or refund claims. Notwithstanding the above, payments pursuant to this Section 7.02(b) shall only be made to the extent that any such refund, reduction in Tax liability or increase in Tax Attributes exceeds any actual increase in the liability of Seller or any of its Affiliates (other than the Acquired Companies) for Taxes for any Post-Closing Tax Period as a result of the Tax position underlying such refund, reduction or increase in Tax Attributes. Purchaser agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax Attribute on audit or otherwise. Purchaser shall cause the Acquired Companies to elect, where permitted by any Laws, to carry forward any post-acquisition Tax Attribute that would, absent such election, be carried back into Seller’s consolidated, affiliated, combined, unitary or similar Tax Returns.

SECTION 7.03. Cooperation. Seller, the Acquired Companies and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate in (a) preparing and filing all Tax Returns for Straddle Periods and tax periods ending on or before the Closing Date, and (b) resolving all disputes, audits and other matters relating to Taxes with respect to such taxable periods. Such cooperation shall include maintaining and making available to each other all books and records and all relevant correspondence with Taxing Authorities and promptly informing each other of the receipt of any notice of any Tax audit or other Tax proceeding in respect of which the other party or any of its Affiliates may have a Liability.

SECTION 7.04. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and applicable real estate transfer and stock transfer Taxes (“Transfer Taxes”) incurred in connection with this Agreement and the Transactions shall be borne equally by Seller and Purchaser.

SECTION 7.05. FIRPTA Certificate. Seller shall deliver to Purchaser at the Closing a certificate or certificates certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

SECTION 7.06. Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement between Seller or any of its Affiliates, on the one hand, and any of the Acquired Companies on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements (whether with respect to a Pre-Closing Tax Period or a Post-Closing Tax Period).

SECTION 7.07. Purchase Price Adjustments and Allocation. (a) Seller and Purchaser agree to treat any amounts payable pursuant to Section 7.02, Section 7.04 or Article IX as an adjustment to the Purchase Price for Tax purposes, unless a final determination by a Taxing Authority causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income Tax purposes.

(b) If an adjustment is made to the Purchase Price pursuant to Section 7.07(a), Seller and Purchaser agree, for all Tax purposes, to allocate the adjustment among the Acquired Companies based upon the item or items to which such adjustment is principally attributable. Neither Seller nor Purchaser (nor any of their respective Affiliates) shall file any Tax Return, or take a position with a Taxing Authority, that is inconsistent with this Section 7.07 or that treats the Transactions in a manner inconsistent with the terms of this Agreement, unless otherwise required to do so by applicable Law.

SECTION 7.08. Section 338(h)(10) Elections. At the request of Purchaser, Seller shall make, or shall cause to be made, a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to any Acquired Companies that the Purchaser requests (other than Univision Music Group Mexico, S.A. de C.V., Univision Music Publishing Mexico, and Fonovisa Inc. and each of its domestic Subsidiaries), and shall file such election(s) in accordance with applicable regulations. Seller agrees to cooperate fully with respect to the making of any such election(s).

SECTION 7.09. Tax Attributes. Seller and its Affiliates (other than the Acquired Companies) shall not elect to retain any net operating loss carryovers, capital loss carryovers or other Tax Attributes of the Acquired Companies.

SECTION 7.10. Intercompany Receivables and Payables. Notwithstanding anything to the contrary in this Agreement, Seller shall have sole responsibility for any Tax Liabilities associated with the elimination of any receivables and payables of the Acquired Companies from or to, as applicable, Seller or any of its Affiliates (other than the Acquired Companies), including any Inter-Company Liabilities, on or prior to the Closing Date. In addition, Seller shall pay or cause to be paid to

Purchaser within ten (10) Business Days after the Closing Date an amount equal to the product of (i) the amount of federal income Tax basis in any net assets of the Purchaser or its Affiliates (including the Acquired Companies) that was reduced as a result of the elimination of any receivables and payables of the Acquired Companies from or to, as applicable, Seller or any of its Affiliates (other than the Acquired Companies), including any Inter-Company Liabilities, on or prior to the Closing Date, and (ii) twenty percent (20%); provided, however, that no such payment shall be made with respect to the elimination of $13,000,000 of receivables of Disa LLC from Univision Music Inc. and Disa Holdco relating to the distribution of such amount by Disa LLC in December 2006.

ARTICLE VIII

Termination

SECTION 8.01. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of Seller and Purchaser;

(ii) by either Seller or Purchaser, upon written notice to the other, if the Closing shall not have occurred by 90 days of the date of this Agreement (the “Outside Date”); provided, however, that (A) the right to terminate this Agreement under this Section 8.01(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and (B) either Seller or Purchaser shall have the right to extend the Outside Date by up to an additional 90 days by notice in writing to the other party delivered on or prior to the original Outside Date;

(iii) by either Seller or Purchaser, upon written notice to the other, in the event that any Governmental Authority shall have issued a judgment or taken any Action restraining, enjoining or otherwise prohibiting the Transactions and such judgment or Action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(a)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the occurrence of such judgment or Action;

(iv) subject to clause (v) below, by either Seller or Purchaser, upon written notice to the other, if the other party has committed a material breach of this Agreement and, if such breach is curable, has failed to cure such breach within ten (10) days of receipt of written notice;

(v) by Purchaser, upon written notice to Seller, in the event that any one or more inaccuracies of any of the representations or warranties contained in the ultimate paragraph of Section 3.10, disregarding in all instances any materiality or Material Adverse Effect qualifiers, could reasonably be expected to result in liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties (including reasonable attorneys’ fees and expenses) to Purchaser or any Acquired Company in excess of $10,000,000, it being agreed that if Purchaser elects not to exercise its rights to terminate this Agreement as set forth herein and the Closing occurs, Purchaser shall have the right to indemnity for any Losses relating to such breaches pursuant to Article IX;

(vi) by Purchaser upon written notice to Seller if (a) there occurs a Material Adverse Effect or (b) Seller takes, permits to be taken or agrees to any Adverse Disposition (x) without Purchaser’s prior written consent or (y) that could otherwise result in a Material Adverse Disposition (it being agreed that the actions described in the foregoing clause (b) shall be deemed to be material breaches by Seller of this Agreement); or

(vii) by Seller, upon written notice to Purchaser, which notice must be received by Purchaser no later than 5 days after the end of the 20 day period referenced in clause (b) below, if both of the following conditions are met: (a) Seller promptly delivers to Purchaser a notice of a breach by Seller of any of its representations or warranties in this Agreement that occurs after the date hereof alleging that such notice satisfies the conditions of this Section 8.01(a)(vii) (an “8.01(a)(vii) Breach Notice”), and the Losses to which Purchaser would be entitled pursuant to Article IX (if the Closing were to occur) resulting from or otherwise associated with such breaches first disclosed in such 8.01(a)(vii) Breach Notice, together with the Losses to which Purchaser would be entitled pursuant to Article IX (if the Closing were to occur) resulting from or otherwise associated with breaches of representations and warranties in this Agreement that occurred after the date hereof and were the subject of prior notices provided under (and in compliance with) Section 6.04, are in excess of Fifteen Million Dollars ($15,000,000) in the aggregate and (b) Purchaser does not waive in writing, within 20 days after receiving such 8.01(a)(vii) Breach Notice, Purchaser’s indemnification rights under Article IX with respect to Losses related thereto.

(b) In the event of termination pursuant to Section 8.01(a):

(i) Purchaser and Seller shall return to each other all documents and other material received from the other, or any of their respective Representatives (or the Acquired Companies, in the case of Purchaser) relating to the Transactions, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by any party hereto shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either party except that (a) the last sentence of Section 6.02(a), Section 6.10, Section 8.01, this Section 8.02, and Article X shall survive any such termination; and (b) nothing herein shall be deemed to release any party from any Liability if such termination results from (i) the willful or negligent failure of such party to fulfill a condition hereunder to the performance of the other party’s obligations, (ii) the material failure of such party to perform (or any other material breach of) a covenant or agreement in this Agreement, or (iii) the material breach by such party of any representation or warranty contained herein.

ARTICLE IX

Indemnities

SECTION 9.01. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing and expire fifteen (15) months thereafter; provided, however, that (i) the representations and warranties contained in Section 3.01 (Organization), Section 3.02 (Authority; Enforceability), 3.05 (Capitalization of the Companies), Section 3.06 (Subsidiaries), Section 3.14 (Title), and Section 3.21 (Brokers) shall survive indefinitely and (ii) the representations and warranties contained in Section 3.18 (Tax Matters), Section 3.16(a) (Infringements) and Section 3.20 (Environmental, Health and Safety Compliance) shall survive until and expire ninety (90) days after the expiration of the applicable statute of limitations (as such statute of limitations period may be extended from time to time). If written notice of a claim has been given in accordance with Section 9.02(d) or Section 9.04(e) prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 9.02. Indemnification. (a) After the Closing, Purchaser and its Affiliates, and each of their respective officers, directors, employees, agents, successors and assigns (the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by Seller for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses and the costs of enforcing the terms of this Agreement) actually suffered or incurred by them (hereinafter a “Loss”), arising out of, relating to, or resulting from:

(i) subject to Section 9.03, the inaccuracy or breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date and without giving effect to any materiality or Material Adverse Effect qualifier or any supplement to the Seller Disclosure Letter;

(ii) the inaccuracy or breach of any representation or warranty made by Seller in Section 3.04(b) as if such representation or warranty were made on and as of the Closing Date and without giving effect to any materiality or Material Adverse Effect qualifier or any supplement to the Seller Disclosure Letter;

(iii) the inaccuracy or breach of any representation or warranty made by Seller in Section 3.07(j) without giving effect to any materiality or Material Adverse Effect qualifier or any supplement to the Seller Disclosure Letter;

(iv) the breach of any covenant or agreement by Seller contained in this Agreement;

(v) any and all Actions related to the Acquired Companies or the UCI Businesses arising out of, incurred in or otherwise relating to periods on and prior to the Closing Date (including, without limitation, all Actions referenced in the Seller Disclosure Letter);

(vi) “payola” and similar Actions, including, without limitation, assertions that Seller or any of its Subsidiaries (including the Acquired Companies) or the UCI Businesses (or any of their respective employees, agents or representatives) have at any time prior to the Closing Date given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the UCI Businesses or assist in connection with any actual or proposed transaction (whether such gift or benefit was received, or to be received, prior to or after the Closing Date);

(vii) any and all Losses relating to the property, land or improvements located at 2137 E. 37th Street, Vernon, CA;

(viii) any Acquired Company’s failure (at any time before or after the Closing) to comply with its obligations under any Company Contract to deliver to artists and other Persons the Original Multi-Tracks or other original materials required thereunder that Seller was unable to deliver possession or control of to Purchaser prior to or on the Closing Date;

(ix) any and all Actions related to any of the agreements set forth on Section 3.10(c)(i) of the Seller Disclosure Letter, whether related to any period prior to or after the Closing Date and whether related to such agreement prior to or after termination or amendment pursuant to Section 6.14; or

(x) *****

(b) After the Closing, Seller and its Affiliates, and each of their respective officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser for any and all Losses arising out of, relating to, or resulting from:

(i) subject to Section 9.03, the inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement as if such representation or warranty were made on and as of the Closing Date and without giving effect to any materiality qualifier or any supplement to the Purchaser Disclosure Letter;

(ii) the breach of any covenant or agreement by Purchaser contained in this Agreement; or

(iii) subject to Section 9.03, all Liabilities assumed by Purchaser pursuant to Section 5.01(a) and all Losses arising from Seller’s agreement to cause Vision Latina to maintain the employment of the Vision Latina Employees pursuant to the terms and conditions of Section 5.04, except to the extent resulting from Seller’s gross negligence, willful misconduct or breach of Section 5.02(b) or Section 5.04.

(c) Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each party set forth in this Agreement that have been or are made in favor of such party, and each party’s obligation to indemnify the other will not be affected in any manner, notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation or (iv) the Closing hereunder.

(d) Any party seeking indemnification under this Section 9.02 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.02 except to the extent (and only to the extent) the Indemnifying Party is actually and materially prejudiced by such failure. The obligations and Liabilities of an Indemnifying Party under this Section 9.02 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 9.02 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.02 except to the extent (and only to the extent) the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel must be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 20 Business Days (or sooner, if the nature of the Third Party Claim so requires) of the receipt of such notice from the Indemnified Party; provided, however, that, if (i) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses or theories available to it that are different from or in addition to those available to the Indemnifying Party, or, in the reasonable opinion of the

Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because its interests could be in conflict with those of the Indemnifying Party, (ii) such action or Third Party Claim involves, or is reasonably likely to have a material effect on, any matter beyond the scope of the indemnification obligation of the Indemnifying Party or (iii) the Indemnifying Party shall not have assumed the defense of the Third Party Claim in a timely fashion, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided that in any case the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together unless in the opinion of counsel for any Indemnified Party such joint or collective representation would be inappropriate due to a conflict of interest. For purposes of clarity, the parties agree that the Indemnified Party shall be entitled to control any action whose outcome could materially adversely effect the Indemnified Party’s rights to indemnification from the Indemnifying Party hereunder. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. Without limitation of the foregoing, (i) the parties hereby expressly agree to cooperate in good faith with respect to the resolution of all claims involving artists and songwriters potentially subject to indemnification pursuant to the terms of this Agreement, and (ii) it is the parties’ intent that all such claims shall be addressed and resolved in good faith so as to not unduly damage the relationship of Purchaser or its Affiliates (including the Acquired Companies) with artists and songwriters. If the Indemnifying Party assumes control of the Third Party Claim, the Indemnifying Party shall keep the Indemnified Party informed regarding all material developments and shall permit the Indemnified Party to meaningfully participate in all decisions potentially affecting the rights of the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party (other than as a result of money damages or other monetary payments that are fully paid by the Indemnifying Party). No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

(e) Sections 9.02(a)(i) and 9.02(b)(i) shall not apply with respect to any Losses arising out of, relating to or arising from (and no indemnification hereunder shall be available with respect to) any inaccuracy or breach of any representation and warranty that has expired as provided in Section 9.01.

(f) The respective indemnification obligations of the parties with respect to all Tax matters shall be governed by Section 9.04, and this Section 9.02 shall not be applicable to any such matters.

SECTION 9.03. Limits on Indemnification. (a) No amount shall be payable by Seller pursuant to Section 9.02(a)(i) unless the aggregate amount of Losses indemnifiable under Section 9.02(a)(i) exceeds Two Million Dollars ($2,000,000) (and then only to the extent of such excess), provided, however, that the limitations set forth in this Section 9.03(a) shall not apply to any Losses indemnifiable under Section 3.01 (Organization), Section 3.02 (Authority; Enforceability), 3.05 (Capitalization of the Companies), Section 3.06 (Subsidiaries), Section 3.21 (Brokers), or Section 3.18 (Tax Matters), all of which such Losses shall be indemnifiable dollar for dollar from dollar one.

(b) No amount shall be payable by Seller pursuant to Section 9.02(a)(i) for any individual item or series of related items where the amount of Losses relating thereto is less than $100,000, provided, however, that such items shall be aggregated for purposes of determining whether the aggregate amount of Losses set forth in Section 9.03(a) have been met. For illustration purposes only, if Purchaser incurs 21 separate Losses, each of which is for an amount equal to $99,000, Purchaser shall be entitled to seek recovery from Seller for $79,000 plus any additional Losses that Purchaser incurs thereafter.

(c) The provisions of Section 9.05 shall not apply for purposes of determining the limits on indemnification pursuant to this Section 9.03.

(d) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Losses which may be recovered from Seller pursuant to Section 9.02(a)(i) shall be an amount equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000); provided however, that with respect to indemnifiable Losses which may be recovered from Seller pursuant to Section 9.02(a)(i) arising out of, relating to, or resulting from the inaccuracy or breach of any representation or warranty made by Seller in Section 3.01 (Organization), Section 3.02 (Authority; Enforceability), 3.05 (Capitalization of the Companies), Section 3.06 (Subsidiaries), Section 3.14 (Title) or Section 3.21 (Brokers), the foregoing limitation shall be an amount equal to One Hundred Million Dollars ($100,000,000), provided, further however, that none of the foregoing limitations shall apply to indemnifiable Losses which may be recovered from Seller pursuant to Section 9.02(a)(i) arising out of, relating to, or resulting from the inaccuracy or breach of any representation or warranty made by Seller in Section 3.18 (Tax Matters).

(e) No amount shall be payable by Purchaser pursuant to Section 9.02(b)(i) or Section 9.02(b)(iii) until the aggregate amount of Losses indemnifiable under Section 9.02(b)(i) or Section 9.02(b)(iii) exceeds Two Million Dollars ($2,000,000)

(and then only to the extent of such excess), provided, however, that the limitations set forth in this Section 9.03(e) shall not apply to any Losses indemnifiable under Section 4.01 (Organization), Section 4.02 (Authority; Enforceability), Section 4.06 (Availability of Funds) or Section 4.07 (Brokers).

(f) No amount shall be payable by Purchaser pursuant to Section 9.02(b)(i) or 9.02(b)(iii) for any individual item or series of related items where the amount of Losses relating thereto is less than $100,000; provided however, that such items shall be aggregated for purposes of determining whether the aggregate amount of Losses set forth in Section 9.03(e) have been met.

(g) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of aggregate indemnifiable Losses which may be recovered from Purchaser pursuant to Section 9.02(b)(i) and 9.03(b)(iii) shall be an amount equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000); provided however, that with respect to indemnifiable Losses which may be recovered from Purchaser pursuant to Section 9.02(b)(i) arising out of, relating to, or resulting from the inaccuracy or breach of any representation or warranty made by Purchaser in Section 4.01 (Organization), Section 4.02 (Authority; Enforceability), Section 4.06 (Availability of Funds) or Section 4.07 (Brokers), the foregoing limitation shall be an amount equal to One Hundred Million Dollars ($100,000,000).

SECTION 9.04. Tax Indemnification.

(a) Following the Closing, Seller shall indemnify Purchaser and its Affiliates (including the Acquired Companies) and hold them harmless from: (i) all Liability for Taxes of the Acquired Companies for any Pre-Closing Tax Period (including, for avoidance of doubt, any withholding Taxes resulting from the issuance of an equity interest in any of the Acquired Companies); (ii) all Liability (as a result of Treasury Regulations Section 1.1502-6(a) or otherwise, whether arising before, at or after the Closing) for Taxes of any Person that is or was a member of any affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or was a member during any Pre-Closing Tax Period; (iii) any breach by Seller or any of its Affiliates (except for breaches by the Acquired Companies after the Closing) of (A) any representation or warranty set forth in Section 3.18 (as if such representation or warranty were made on and as of the Closing Date without giving effect to any materiality or Material Adverse Effect qualifier or any supplement to the Seller Disclosure Letter) or in any certificate delivered pursuant to Section 7.06 or (B) any covenant or agreement contained in Article VII; and (iv) all Liability for reasonable legal fees and any reasonable costs and expenses attributable to any item in clauses (i) through (iii). Notwithstanding the foregoing, Seller shall not have any indemnification obligation for (i) any Liability for Taxes attributable solely to a breach by Purchaser or any of its Affiliates (except for breaches by the Acquired Companies on or prior to the Closing) of any covenant or agreement contained in Article VII; (ii) any Liability for Taxes on any subpart F income attributable to the Acquired Companies for the Pre-Closing Tax Period

as calculated under Section 951 of the Code to the extent such income exceeds the subpart F income attributable to the Acquired Companies for the Pre-Closing Tax Period as calculated on a closing of the books basis; (iii) any Liability for Taxes with respect to which the Acquired Companies specifically established and identified a reserve relating to such Liability on the face of the balance sheets of the applicable Acquired Companies (rather than in any notes thereto) as of the Closing Date; or (iv) any Liability for Taxes attributable solely to any action taken on or after the Closing Date by Purchaser or any of its Affiliates (except for actions of the Acquired Companies on or prior to the Closing) or any transferee thereof (other than any such action expressly required or contemplated by this Agreement).

(b) Following the Closing, Purchaser shall, and shall cause each of the Acquired Companies to, indemnify Seller and its Affiliates and hold them harmless from: (i) all Liability for Taxes of the Acquired Companies for any Post-Closing Tax Period; (ii) all Liability for Taxes, calculated based on a forty percent (40%) aggregate Tax rate, on any subpart F income attributable to the Acquired Companies for the Pre-Closing Tax Period as calculated under Section 951 of the Code to the extent such income exceeds the subpart F income attributable to the Acquired Companies for the Pre-Closing Tax Period as calculated on a closing of the books basis; (iii) any breach by Purchaser or any of its Affiliates (except for breaches by the Acquired Companies on or prior to Closing) of any covenant or agreement contained in Article VII; and (iv) all Liability for reasonable legal fees and any reasonable costs and expenses attributable to any item in clauses (i) through (iii). Notwithstanding the foregoing, Purchaser and the Acquired Companies shall not have any indemnification obligation for (i) any Liability for Taxes attributable solely to a breach by Seller or any of its Affiliates (except for breaches by the Acquired Companies after the Closing) of any covenant or agreement contained in Article VII; or (ii) any Liability for Taxes attributable solely to any action taken on or prior to the Closing Date by Seller or any of its Affiliates or any transferee thereof (other than any such action expressly required or contemplated by this Agreement).

(c) Any indemnity payment to be made hereunder shall be paid within ten (10) days after the Indemnified Party makes written demand upon the Indemnifying Party, but in the case of indemnity payments required for the Indemnified Party to satisfy its payment obligations pursuant to Section 7.01, no earlier than five (5) Business Days prior to the date on which the relevant Taxes (including any estimated Tax payments) are required to be paid to the relevant Taxing Authority.

(d) For purposes of this Agreement (including, without limitation, Section 7.02), in the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily pro-rata basis and (ii) all Taxes other than Property Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis.

(e) Within thirty (30) days after a party is notified by a Taxing Authority of the existence of a Tax issue that may give rise to an indemnification claim under this Section 9.04 (a “Tax Controversy”) by it against the other party, the Indemnified Party shall notify the Indemnifying Party of the Tax issue, and thereafter shall promptly forward to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Controversy (provided, however, that the failure to provide such initial notice to the Indemnifying Party or to forward copies of such notices and communications from a Taxing Authority shall not release the Indemnifying Party from any of its obligations under this Section 9.04, except to the extent the Indemnifying Party is materially prejudiced by such failure). Except as provided in this Section 9.04(e), the Indemnifying Party may elect to control any audit inquiry, information request, audit proceeding, suit, contest or any other action (a “Tax Proceeding”) with respect to a Tax Controversy for which it would be required to indemnify the other party if it acknowledges in writing that it has sole Liability for any Taxes that might arise therefrom or in connection therewith and will not materially increase the unindemnified Liabilities for Taxes of the Indemnified Party; provided, however, that the Indemnifying Party shall (i) keep the other party reasonably informed about such Tax Proceedings, (ii) provide the Indemnified Party with copies of all documents delivered to or received by the Indemnifying Party in connection with such Tax Proceedings promptly following delivery to or receipt from a Taxing Authority, (iii) consult in good faith with the Indemnified Party regarding all matters relating to the conduct of such Tax Proceedings, and (iv) use reasonable best efforts to provide the Indemnified Party with an opportunity to attend as an observer settlement discussions and other conferences and meetings relating thereto. The Indemnifying Party shall not settle any Tax Proceeding with respect to a Tax Controversy on a basis that would materially adversely affect the Indemnified Party without obtaining the Indemnified Party’s written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall not settle any Tax Controversy without obtaining the Indemnifying Party’s written consent, which shall not be unreasonably withheld. Any out-of-pocket expenses incurred by the Indemnified Party in handling, settling or contesting a Tax Controversy that the Indemnifying Party has elected to control under this Section 9.04 shall be borne by the Indemnified Party. Seller and Purchaser shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax Proceedings for which each party would be required to indemnify the other party with respect to one or more Tax issues. Seller may assume control of any such Tax Proceeding for any Straddle Period in the manner set forth above if it acknowledges in writing that it has sole Liability for any Taxes that might arise pursuant to such proceeding. Whether or not Purchaser or Seller chooses to control or participate in any Tax Proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

SECTION 9.05. Computation of Indemnifiable Losses. Any amount payable pursuant to this Article IX shall be decreased to the extent of any insurance proceeds actually received (after deduction of related costs and expenses) by the recipient of such amount in respect of an indemnifiable Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss, in each case, when and as such Tax cost or benefit is actually realized. For purposes of this Section 9.05, Taxes shall be determined without regard to any available Tax Attributes (e.g., net operating losses) of the Indemnified Party.

SECTION 9.06. Indemnification as Exclusive Remedy. The indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing monetary remedy available to any party for any breach of any representation, warranty or covenant by the other party contained herein (other than claims for or in the nature of fraud or willful misconduct); provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligation under this Agreement.

ARTICLE X

Other Matters

SECTION 10.01. Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or electronic mail, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

if to Seller, to:

Univision Communications Inc.

5999 Center Drive

Los Angeles, California 90045

Fax: (310) 348-4876

Attn: General Counsel

with a copy to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Los Angeles, California 90067

Fax: (310) 282-2200

Attn: John T. Frankenheimer, Esq.

if to Purchaser, to:

UMG Recordings, Inc.

2220 Colorado Avenue

Santa Monica, California 90404

Attention: Executive Vice President, Business and Legal Affairs

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue; 35th Floor

Los Angeles, California 90071

Attention:	Mary Ann Todd
Maria Seferian

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, facsimile or electronic mail, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.01 and receipt confirmation is received or, if transmitted after 5:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

SECTION 10.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any Right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other Right, power or privilege. The Rights and remedies herein provided shall be cumulative and not exclusive of any Rights or remedies provided by Law.

SECTION 10.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

SECTION 10.04. Jurisdiction; No Third Party Beneficiaries; Expenses of Litigation. (a) Each party hereby consents to the exclusive jurisdiction of any California state or United States Federal court sitting in the City of Los Angeles, State of California with respect to disputes arising out of this Agreement.

(b) Except for rights of Indemnified Parties pursuant to Article IX hereof, (i) there are not any intended third party beneficiaries of any provision of this Agreement and (ii) nothing herein shall be deemed to confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy under or by reason of this Agreement.

(c) Upon final and non-appealable judgment by a court of competent jurisdiction with respect to any disputes arising out of this Agreement, the party against which judgment has been entered shall reimburse the prevailing party for all reasonable fees and expenses incurred in connection with the defense or prosecution, as the case may be, of such dispute.

SECTION 10.05. Severability. If any term, provision, covenant, restriction or other condition of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the extent possible.

SECTION 10.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.07. Assignment. Neither this Agreement nor any of the Rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either party without the prior written consent of the other party and any such purported assignment without such consent shall be void provided, however that Purchaser may assign this Agreement in whole or in part to any of its Affiliates or to any Person in connection with a sale of all or substantially all of Purchaser’s or its Affiliates’ business, stock or assets. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.08. Entire Agreement. This Agreement, including (i) the Appendix, Schedule and Exhibits hereto, and (ii) the Seller Disclosure Letter, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. All Appendices, Schedules and Exhibits hereto are hereby incorporated herein, and all such Appendices, Schedules and Exhibits shall be deemed to be included in all referenced to this “Agreement.”

SECTION 10.09. Captions. The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

SECTION 10.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

SECTION 10.11. Expenses. Regardless of whether the Transactions are consummated, the Seller and Purchaser shall each bear their own respective costs and expenses incident to the preparation, negotiation, execution, delivery and performance of the Transactions, including without limitation the fees and expenses of counsel, accountants and other experts and advisors, provided that Seller and Purchaser shall equally share the cost of all filing fees and similar costs related to securing antitrust clearance.

SECTION 10.12. Interpretation. Unless the context otherwise requires (i) all pronouns and all variations thereof will be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require, (ii) words in the singular include the plural, and words in the plural include the singular, (iii) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision, (iv) “including” or “includes,” when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by “, but not limited to,” and “, but is not limited to,” respectively, (vi) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, and (vii) all references to dollars or “$” shall mean United States Dollars.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Purchase Agreement, all as of the date first written above.

UNIVISION COMMUNICATIONS INC.

By:	/s/ C. Douglas Kranwinkle
Name:	C. Douglas Kranwinkle
Title:	Executive Vice President - Law

UMG RECORDINGS, INC.

By:	/s/ Zach Horowitz
Name:	Zach Horowitz
Title:	President

APPENDIX A

Definitions

“Acquired Companies” means the Companies and all Subsidiaries of the Companies (including their respective predecessors).

“Acquired Company Compositions” means all Musical Compositions and musical works, or portions thereof, including cues, domestic or foreign, that are owned, controlled and/or administered, in whole or in part, by an Acquired Company, or in which an Acquired Company owns any interest (including an income participation interest), or which relate to, are utilized in or form a part of the UCI Businesses other than the Non-Music Assets.

“Acquired Company Masters” means all Recordings, together with the performances and other relevant contributions embodied therein, that are owned, licensed or otherwise acquired by an Acquired Company, or which relate to, are utilized in or form a part of the UCI Businesses other than the Non-Music Assets.

“Acquired Company Phonorecords” means all Phonorecords derived from Acquired Company Masters in which the Copyright with respect to the compilation of sound recordings or other works embodied therein is held by or licensed to an Acquired Company, or which relate to, are utilized in or form a part of the UCI Businesses other than the Non-Music Assets.

“Acquisition Documents” means all contracts, agreements, assignments and other instruments pursuant to which an Acquired Company acquired any Intellectual Property Rights, or which relate to or otherwise affect the UCI Businesses (including, without limitation, all recording artist agreements, master purchase agreements, master license agreements, pressing and distribution agreements, exclusive songwriter agreements, single song agreements, co-publishing agreements, administration and subpublishing agreements).

“Action” means any domestic or international, civil or criminal claim, action, suit, arbitration, inquiry, proceeding, audit, contest, investigation or other action by or before any Person (including any Governmental Authority).

“Administered Acquired Company Compositions” means all Acquired Company Compositions other than the Owned Acquired Company Compositions.

“Advertising Package” means the advertising in television, which Seller shall make available, or cause to be made available, to Purchaser on all of the terms and conditions set forth in Exhibit B attached hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, following the Closing, none of Seller and its Subsidiaries, on the one hand, and Purchaser and its Affiliates (including the Acquired Companies), on the other hand, shall be deemed to be Affiliates of each other.

“Approval Asset” means any Music Asset that is subject to any so-called “key man” clause, any provision that requires approval of a third party prior to the assignment of the Contract governing that Music Asset or any similar contractual provision restricting the transfer of such Music Asset.

“Artist Contract” means a Contract with an artist or other Person pursuant to which such artist or other Person is required to provide its (or such furnisher is required to provide the artist’s) exclusive services to the counterparty for the making or delivery of master Recordings, or pursuant to which Recordings featuring the performances of an artist are licensed to the counterparty for Distribution.

“Balance Sheet Date” means September 30, 2007.

*****

*****

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by Law to close.

“Cause” means (i) conviction of a felony, (ii) willful misconduct; or (iii) the willful and continued failure to substantially perform the applicable employee’s duties.

“Closing” means the closing of the purchase and sale of the Securities.

“Confidentiality Agreement” means that certain letter agreement dated July 16, 2007 between Seller and UMG Recordings, Inc.

“Contract” means any contract, arrangement, lease, license, indenture, agreement, commitment and any other legally binding arrangement, whether oral or written.

“control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by Contract or otherwise.

“Copyright” means any and all common law copyright and registered copyright Rights, neighboring rights, related rights and similar Rights arising under the Law of any nation, state or jurisdiction or pursuant to any treaty or convention (including without limitation the Act, and any phonogram producer’s neighboring rights and related rights under the laws of Mexico), and, together with any and all applications, registrations, certificates, renewals, reversions, extensions, goodwill, benefits, privileges, causes of action and remedies (including without limitation the right to sue and take action for any past, current or future infringement, misappropriation or violation and the

2

right to settle and retain proceeds from any such action) for any of the foregoing and all derivative works, or restorations, now or hereafter provided by any Law, regardless of the medium of fixation or means of expression (including websites and webpages) and all Rights therein throughout the world and universe.

“Distribution” means distributing to “brick and mortar” or online stores that distribute recorded music or music videos in physical form to consumers (or to persons who sell to such stores), including warehousing, freight and pick, pack and ship arrangements, and/or distributing of recorded music or music videos to consumers in electronic or digital formats, and possibly marketing and sales services in connection therewith.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business. Notwithstanding the foregoing, the term “Encumbrance” shall exclude any (i) customary rights granted to subpublishers or licensees with respect to Musical Compositions or the customary rights of co-publishers of, or royalty participants in, Musical Compositions, and (ii) the customary rights granted to distributors or licensees with respect to Recordings or the customary rights or royalty participants in Recordings.

“Environmental Law” means any applicable federal, state, local or foreign Law (including common Law), treaty, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction, or any agreement with any Governmental Authority, relating to the environment, natural resources, human health and safety (including occupational safety and health), or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and relating to the UCI Businesses or any Acquired Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Files and Records” means all books, records, files and papers (whether in audio files, hard copy or electronic format) relating to the Music Assets or the UCI Businesses, including, without limitation, all: (i) documents necessary for the day–to-day administration of the UCI Businesses (such as, without limitation, Acquisition Documents, Copyright certificates, rate cards, computer programs, files, and other accounting records (regardless of medium of storage) related to receipts and royalty activities); (ii) telephone numbers and customer and supplier lists; (iii) catalogs and advertising literature; (iv) photographic materials and packaging materials (including inserts); (v) financial records, historical performance records, accounting records and the

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royalty system of the UCI Businesses; (vi) designs, formulas, patterns, specifications, drawings and blueprints; (vii) microfilm and microfiche; (viii) licenses and other exploitation agreements, lead sheets, cue sheets, musical scores, artwork, paper and arrangements; and (ix) registrations with performing rights societies.

“First-Refusal Assets” means Music Assets that an Acquired Company is required to offer to sell, negotiate the sale or other transfer of, or otherwise grant any rights in, to and/or with third parties, before title in such Music Assets may be transferred to a third party.

“Governmental Authority” means any governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, whether domestic, foreign or supranational or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means any substance, pollutant, contaminant, waste, material or chemical (whether solid, liquid or gaseous) that is classified, defined, listed, or identified pursuant to any Environmental Law, including without limitation, any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, radon, polychlorinated biphenyls, or mold, fungi or other microbial or microbiological contaminants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuation, continuation-in-part, extensions and reexaminations), all improvements to the inventions disclosed in each such registration, patent or application, registered or applied for in the United States and all other nations throughout the world, and all Rights therein provided by bilateral or international treaties or conventions, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, whether or not registered, including all common Law Rights and all variations, derivations and combinations thereof, and registrations and applications for registration thereof in any product category, including all marks registered or applied for in the United States and all other nations throughout the world, and all Rights therein provided by bilateral or international treaties or conventions and all goodwill associated therewith, (iv) Copyrights, (v) computer software, including source code, object code, firmware,

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operating systems and specifications, data, databases, files, and documentation and other materials related thereto, (vi) trade secrets and confidential, technical and business information (including inventions, whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology, (including know-how), manufacturing and production processes and techniques, research and development information, formulae, formulations, recipes, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (viii) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (ix) all Rights to obtain and Rights to apply for patents, and to register trademarks and Copyrights, (x) all other intellectual property; and (xi) all Rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Inter-Company Liability” means the sum of all amounts reflected in the line items listed as “Intercompany Accounts” in the section captioned “Liabilities” on the Balance Sheet, or (to the extent permitted by Section 1.03) on the Preliminary Statement or the Final Statement, as the case may be.

“Key Artist” means an artist professionally known as one of the artists listed on Appendix B hereto.

“Key Songwriters” means any Person listed on Appendix C hereto.

“Key Composition” means any of the top twenty-five (25) Acquired Company Compositions based on the total Net Publisher’s Share of Income that the Acquired Companies were entitled to retain with respect to the Acquired Company Compositions pursuant to the Music Publishing Contracts in each of 2004, 2005, 2006 and the six (6) months ended June 30, 2007.

“Key Composition Agreements” means (a) any Contract relating to the acquisition of rights in any Key Composition or (b) any of the top ten (10) Contracts pursuant to which an Acquired Company obtained administration rights to one or more Administered Acquired Company Compositions, based on the total Net Publisher’s Share of Income that the Acquired Companies were entitled to retain pursuant to such Contracts related to the administration of any Administered Acquired Company Composition in each of 2004, 2005, 2006 and the six (6) months ended June 30, 2007.

“knowledge” means with respect to Seller or Purchaser, as the case may be, a particular fact or other matter of which (a) with respect to Seller, Jose Behar, Phyllis B. Verdugo, Dave Palacio, Mark Berger, Nestor Rodriguez, Joe Rakauskas and/or Peter H. Lori, and (b) with respect to Purchaser, Zach Horowitz and Charles Ciongoli, in each case, is actually aware after reasonable inquiry or investigation.

“Law” means any Federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, or other requirement of a Governmental Authority.

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“Liabilities” means any and all indebtedness and other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured.

“Licensed Acquired Company Masters” means all Acquired Company Masters other than the Owned Acquired Company Masters.

“Manufacturing” means packaging, pressing or otherwise manufacturing compact discs and DVDs and other forms of recorded music or music videos and printing cover material, inserts, point-of-purchase materials and artwork related thereto.

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the UCI Businesses or which materially impairs the ability of Seller or Purchaser to consummate the Transactions other than any change, effect, event, occurrence or state of facts relating to or arising from (i) the economy in general, (ii) this Agreement or the Transactions or the public announcement thereof, (iii) the music industry in general, and not specifically relating to the UCI Businesses which does not disproportionately effect the UCI Businesses; or (iv) the timing of new product releases or the commercial success of such releases (provided that the Acquired Companies are not in breach under Article VI).

“Mexican Subsidiary” means, collectively, (i) Amanecer Servicios Profesionales, S. de R.L., de C.V., (ii) Edimonsa EM, S. de R.L. de C.V., (iii) D Disa Latin Music, S. de R.L de C.V., (iv) Univision Music Publishing-México, S.A. de C.V. and (v) Univision MUSIC Group-México, S.A. de C.V.

“Musical Composition” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages, whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

“Music Assets” means all of the Acquired Companies’ Right in and to all of the assets, properties and rights owned, leased, licensed or administered by any Acquired Company, or otherwise used or held for use in the UCI Businesses, of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and Files and Records of any Acquired Company, including, without limitation: (i) all of the Intellectual Property Rights used in the UCI Businesses, the Acquired Company Masters, the Acquired Company Phonorecords, and the Acquired Company Compositions, and all Rights of the Acquired Companies therein; (ii) all Acquisition Documents, and any other Company Contract, and all Rights, licenses, privileges and benefits of the Acquired Companies thereunder; (iii) all Files and Records; and (iv) all other assets (whether owned, leased or licensed, real, personal or mixed, or tangible or intangible) of Seller, the Seller Affiliates, or the Acquired Companies which are utilized in, held for use in or are otherwise related to the UCI Businesses, including without limitation, all accounts receivable, credits, prepaid expenses, deferred charges and advance payments, record inventory, unrecouped advances, unfilled sales orders; etc.).

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“Music Publishing Business” means the business of acquiring, creating, advertising, marketing, promoting, administering, licensing, and/or otherwise exploiting (by whatever means, whether now known or hereafter developed) Musical Compositions, including, without limitation, by means of entering into agreements with composers, songwriters, lyricists, production companies or owners of Rights in Musical Compositions for the acquisition, creation, advertising, marketing, promotion, administration or other exploitation of Musical Compositions and exercising Rights under such agreements. Notwithstanding the foregoing, the Music Publishing Business shall not include the Recorded Music Business.

“Music Publishing Contract” means a Contract with any Person who owns or controls rights in Musical Composition(s) pursuant to which a Copyright interest and/or administration rights in existing or future Musical Compositions are transferred by such Person to an Acquired Company or Acquired Companies (or a predecessor-in-interest to an Acquired Company or Acquired Companies).

“Net Publisher’s Share of Income” with respect to any specified time period (a “Particular Period”), shall mean all gross fees, payments and royalty revenues actually received by the Acquired Companies during such Particular Period that are derived solely as the result of the exploitation of any of the Acquired Company Compositions (collectively, “Gross Revenues”), less any amounts of any nature directly relating to such Gross Revenues that are actually paid or are or will be payable by the Acquired Companies (or that are or will be credited or are or will be required to be credited by the Acquired Companies against advances previously paid by the Acquired Companies or their predecessors-in-interest) to any songwriters, music publishers and any other Persons, including, without limitation, co-publishers, administrators and subpublishers of the Acquired Company Compositions, and any other royalty or income participants. Furthermore, for purposes of calculating Net Publisher’s Share of Income there shall not have been any acceleration by Seller or any Acquired Company of the collection of any Gross Revenues to a time earlier than the time at which such payment otherwise would have been made. Furthermore, the following items shall not be included in the calculation of Net Publisher’s Share of Income: (a) income not specifically attributable to the exploitation of the Acquired Company Compositions (including, but not limited to, interest accrued or accruing on deposits); (b) material advances and any other material prepayments; (c) amounts utilized to recoup advances paid by an Acquired Company or its predecessors-in-interest to third parties; (d) material non-recurring monies (such as, but not limited to, receipt of special distributions relating to revenues attributable to prior or future periods which distributions have not been received in the past and are unlikely to be received in the future or special uses of the Acquired Company Compositions which are unlikely to recur); (e) other extraordinary income which materially affects the Net Publisher’s Share of Income in a Particular Period; or (f) material audit recoveries related to income which should have been received prior to or after the applicable Particular Period. Notwithstanding the foregoing, for purposes of calculating the “Net Publisher’s Share of Income” as used in the last sentence of Section

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3.11(a) of this Agreement, the “Gross Revenues” for a Particular Period may also include so called “black box” income and fees, if any, that were actually received in the ordinary course of business by an Acquired Company during that Particular Period as the result of the Acquired Company’s ownership and/or administration of the Acquired Company Compositions. For purposes of this definition of Net Publisher’s Share of Income, references to “material” or “materially” shall mean “material” or “materially” in the context of the Net Publisher’s Share of Income for the Particular Period involved. Additionally, for purposes of this definition of Net Publisher’s Share of Income, it is agreed by the parties that the Acquired Companies’ recognition of forward income resulting from the Acquired Companies’ change in method of recording intercompany publishing revenue, which was effective September 2005 and which shall have been made in accordance with GAAP on a consistent basis, in connection with which the Acquired Companies liquidated all intercompany reserves, approximately totaling ***** equally over 5 quarters from September 2005 to December 2006, shall be included within the calculation of Net Publisher’s Share of Income and shall not be considered an “acceleration” of Gross Revenues to a time earlier than the time at which such payment otherwise would have otherwise been made.

“Non-Music Assets” means assets to the extent derived from and relating primarily to the Other Activities.

“Original Multi-Tracks” means, with respect to any Recording, the original recording medium in which the individual tracks of sound related to such Recording are recorded that can then be used for playback for purposes of mix-down to create a stereo or surround-sound flat master and a certain number of stems, which may be in the form of multi-track tape, analogue formats (including, without limitation, two inch (2”) multi-track tape) and/or digital formats (including, without limitation, digital files or hard drive formats embodying such digital files (e.g. Pro-Tools, Digital Performer, Logic Studio, etc.). For purposes of this Agreement, all references to “possession and control” of any Original Multi-Tracks shall mean the possession and control of the Acquired Companies, which prior to the Closing Date shall mean the offices of the Acquired Companies located in Woodland Hills, California, and, on and after the Closing Date shall mean such offices or any other location determined by the Purchaser.

“Other Activities” means the activities listed on Schedule “Other Activities” of the Seller Disclosure Letter, in each case solely to the extent that Seller and its Affiliates (other than the Acquired Companies) conduct such activities as of the date hereof.

“Owned Acquired Company Compositions” means all Acquired Company Compositions (i) owned, in whole or in part, by any Acquired Company, or in which an Acquired Company owns any interest (including an income participation interest) or (ii) owned, in whole or in part, by Seller or its Affiliates (other than an Acquired Company) or in which Seller or such Affiliates own any interest (including an income participation interest) (it being agreed that nothing herein shall be deemed to limit Seller’s obligations to assign all such Acquired Company Compositions to an Acquired Company pursuant to the terms and conditions of this Agreement).

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“Owned Acquired Company Masters” means all Acquired Company Masters (i) owned, in whole or in part, by an Acquired Company or (ii) owned, in whole or in part, by Seller or its Affiliates (other than an Acquired Company) (it being agreed that nothing herein shall be deemed to limit Seller’s obligations to assign all such Acquired Company Masters to an Acquired Company pursuant to the terms and conditions of this Agreement).

“Permitted Encumbrances” means (a) Encumbrances as are set forth in Section 3.14 of the Seller Disclosure Letter, which shall be released pursuant to Section 2.01(b)(xiv), (b) liens for Taxes, assessments and governmental charges or levies not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Balance Sheet, as set forth in the Seller Disclosure Letter, or have been established in accordance with GAAP subsequent to the Balance Sheet Date, (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (d) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of the UCI Businesses not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Balance Sheet, as set forth in the Seller Disclosure Letter, or have been established in accordance with GAAP subsequent to the Balance Sheet Date, and (e) zoning and building restrictions, easements or claims of easements, covenants, rights-of-way and other similar restrictions whether shown or not shown by public records, boundary line disputes, overlaps, encroachments and any matters of record which would be disclosed by an accurate survey or a personal inspection of the property and that individually or in the aggregate are immaterial to the UCI Businesses.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Phonorecords” means all forms of reproduction, now known or hereafter devised, manufactured and/or distributed primarily for personal use, home use, school use, juke box use or use in means of transportation, including sound-alone recordings, audiovisual recordings, interactive media (e.g., CD-ROM and DVD-ROM) and electronic transmissions.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of a Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on (and including) or before the Closing Date and, in the case of a Straddle Period, the portion of such taxable period ending on (and including) the Closing Date.

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“Production/Label Contract” means a Contract with a production entity pursuant to which the production entity agrees to offer all of its or a certain number of its artists exclusively to the counterparty.

“Purchaser Document” means this Agreement and all other agreements, instruments and certificates to be executed and delivered by Purchaser or any of its Affiliates (but not including any Acquired Company) in connection with this Agreement.

“Receivable Amount” means $13,103,314.50 and represents full settlement of 50% of the cash balance (i.e., 50% of $6,396,629) and 50% of the amount (i.e., 50% of $19,810,000) owed by Purchaser to Seller (and its Affiliates including the Acquired Companies) related to the Phonorecord distribution activities performed by Purchaser on behalf of Seller (and its Affiliates including the Acquired Companies) in the United States as of the Balance Sheet Date, which, if the Closing occurs, shall have been prior to the Closing Date.

“Recorded Music Business” means the business of (a) acquiring, recording, producing, releasing, distributing, advertising, marketing, promoting, licensing, selling or otherwise exploiting (by whatever means, whether now known or hereafter developed) of sound recordings, recording artist services, and audiovisual recordings in any media (now or hereafter known), the acquisition, administration and other exploitation of any and all other ancillary Rights with respect to the recorded music business (including merchandising, tour and tour support activities and film Rights) and (b) any and all other businesses or fields directly related to or arising out of any of the foregoing. Notwithstanding the foregoing, the Recorded Music Business shall not include the Music Publishing Business.

“Recording” means any recording of sound, whether or not coupled with a visual image, by any method and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Phonorecords or for any other exploitation of sound, including, without limitation, all so-called out-takes and unfinished recordings).

“Restrictions” means any Contracts, Rights, judgments, orders or awards of any nature limiting or restricting the rights of an Acquired Company to publish, license, administer or otherwise exploit any of the Acquired Company Masters, Acquired Company Phonorecords, Acquired Company Compositions or any other Music Asset or to exercise any of the Rights therein. “Restrictions” include, without limitation, (i) any agreement which grants to any Person the right to claim a reversion in any Music Asset upon the transfer thereof to a third party, upon the consummation of the Transactions or otherwise; (ii) reversions that may occur through operation of law; (iii) the right of any Person to participate in the income derived from the exploitation of any Acquired Company Master or any Acquired Company Composition; and (iv) any agreement that would reduce the right of Buyer to collect all income derived from the use or exploitation of any of the Music Assets.

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“Rights” means any rights, title, interest or benefit of whatever kind or nature.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selected Artists” means an artist professionally known as one of the artists listed on Appendix D hereto.

“Selected Compositions” means the top twenty-five (25) Owned Acquired Company Compositions during each of the fiscal year ended December 31, 2006 and the six month period ended June 30, 2007 based on the total Acquired Company Net Publisher’s Share of Income that the Acquired Companies were entitled to retain pursuant to the Music Publishing Contracts with respect to the Owned Acquired Company Compositions for each of the fiscal year ended December 31, 2006 and the six-month period ended June 30, 2007.

“Seller Document” means this Agreement and all other agreements, instruments and certificates to be executed and delivered by Seller or any of its Subsidiaries or any Acquired Company in connection with this Agreement.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subagent” means any Person that administers and acts as an agent or subpublisher for the exploitation of one or more of the Acquired Company Compositions and/or the Acquired Company Masters (and the collection of income derived therefrom) on a general basis, and grants exclusive and/or non-exclusive rights in such Acquired Company Compositions and/or Acquired Company Masters to users or other Subagents in a particular country or group of countries.

“subpart F income” has the meaning ascribed to such term in Section 952 of the Code.

“Subsidiary” means, with respect to a Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person and (ii) any entity in which such Person beneficially owns directly or indirectly 50% or more of the class of equity interests.

“Target Inter-Company Liability” means the amount of the Inter-Company Liability as set forth on the Balance Sheet.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the

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imposition of any such tax (domestic or foreign), including by reason of membership in an affiliated, consolidated, combined, unitary or similar Tax group or by contract, indemnity or otherwise, whether disputed or not.

“Tax Attribute” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law (including, without limitation, pursuant to Section 163(e)(3) or Section 163(j) of the Code).

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Transactions” means the transactions contemplated by this Agreement, the Seller Documents and the Purchaser Documents.

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“UCI Employee” means (i) any current or former employee of any Acquired Company or (ii) any employee of Vision Latina who is primarily employed with respect to the UCI Businesses.

“UCI Employee Plans” means any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each severance, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related Rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, or post-employment or retirement benefits which is maintained, administered or contributed to by Seller or any of its Subsidiaries (including the Acquired Companies) or Affiliates, and covers any UCI Employees, but shall exclude UCI Employment Agreements. “UCI Employee Plans” shall not include U.S. Social Security or Medicare.

“UCI Employment Agreement” means any individual agreement or arrangement, including any amendments thereto, between an Acquired Company, on the one hand, and a UCI Employee, on the other hand, other than any agreement, arrangement or other document under any stock option or other equity plan of Seller or its Subsidiaries.

“UCI Licensed Intellectual Property Rights” means (i) all Intellectual Property Rights relating to the UCI Businesses that are owned by a party other than an Acquired Company and licensed or sublicensed by an Acquired Company or with respect to the UCI Businesses, and (ii) all UCI Owned Intellectual Property Rights licensed by an Acquired Company (or by Seller or its other Affiliates to the extent relating to UCI Owned Intellectual Property Rights described in clause (ii) of the definition of “UCI Owned Intellectual Property Rights”) to any party other than an Acquired Company.

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“UCI Music Publishing Business” means the Music Publishing Business conducted by the Acquired Companies (including, without limitation, the entire Music Publishing Business conducted under the “Univision Music Group” name).

“UCI Owned Intellectual Property Rights” means all Intellectual Property Rights relating to the UCI Businesses that are (i) owned, held or possessed or registered by an Acquired Company (other than Intellectual Property Rights described in clause (i) of the definition of “UCI Licensed Intellectual Property Rights”) or (ii) owned, held or possessed or registered by or in the name of Seller or its Affiliates (other than an Acquired Company) and related to the UCI Businesses (it being agreed that nothing herein shall be deemed to limit Seller’s obligations to assign all such Intellectual Property Rights to an Acquired Company pursuant to the terms and conditions of this Agreement) but not including (x) the marks and domain names licensed to Purchaser and its Affiliates pursuant to the Trademark License Agreement or (y) the Intellectual Property Rights specified as “Non-Deliverables” on Section 2.02(b)(xi) of the Seller Disclosure Letter.

“UCI Recorded Music Business” means the Recorded Music Business conducted by the Acquired Companies (including, without limitation, the entire Recorded Music Business conducted under the “Univision Music Group” name).

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APPENDIX A

Definitions

Term	Section
8.01(a)(vii) Breach Notice	8.01(a)(vii)
Accounting Firm	1.03(d)
Act	3.16(c)
Adverse Disposition	6.03(b)
Administered Publisher(s)	3.16(d)(D)
ASCAP	3.11(d)(i)
Agreement	Recitals
Auction	6.06(c)(ii)
Balance Sheet	3.07(e)
BMI	3.11(d)(ii)
Closing Date	2.01
Closing Payment	1.02
Code	6.08(b)
Companies	1.01
Company	1.01
Company Contract	3.10
Company Materials	6.06(c)
Confidential Information	6.08(c)
Debt Arrangements	3.10(k)
Disa Holdco	3.07(a)
Disa LLC	3.07(a)
Dispute Notice	1.03(d)
DOJ	6.03(a)(ii)
ERISA	Appendix A, Definition of UCI Employee Plans
EU Merger Regulation	6.03(a)(iii)
Final Reconciliation Payment	1.03(d)
Final Statement	1.03(d)
Financial Statements	3.07(h)
Financing	4.06
Form Promo Contract	3.16(h)
FTC	6.03(a)(ii)
GAAP	3.07(a)
Indemnified Party	9.02(d)

Indemnifying Party	9.02(d)
Loss	9.02(a)
Material Adverse Disposition	6.03(c)
Material Contracts	3.10
Mexican Federal Competition Commission	6.03(a)(iv)
MFCC	6.03(a)(iv)
Non-Competition Agreement	2.01(b)(ix)
Other Publisher(s)	3.16(d)(E)
Payees	3.16(d)(G)
Outside Date	8.01(a)(ii)
Preliminary Statement	1.03(c)
Property Taxes	9.04(d)
Purchase Price	1.02
Purchaser	Recitals
Purchaser Disclosure Letter	ARTICLE IV
Purchaser Indemnified Parties	9.02(a)
Representatives	6.11
SACM	3.11(d)(iv)
Securities	1.01
Seller	Recitals
Seller Disclosure Letter	ARTICLE III
SESAC	3.11(d)(iii)
Successor	3.16(c)
Tax Controversy	9.04(e)
Tax Proceeding	9.04(e)
Taxing Authority	Appendix A, Definition of Tax
Third Party Claims	9.02(d)
Transfer Taxes	7.04
UCI Businesses	Recitals
UCI Permits	3.17
Univision Music LLC	3.07(c)
Vision Latina	1.03(b)
Vision Latina Employees	5.04